                                  SCHEDULE 14A
                                 (RULE 14A-101)
                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                        MACK-CALI REALTY CORPORATION
----------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                                     [LOGO]

                          MACK-CALI REALTY CORPORATION
                               11 COMMERCE DRIVE
                           CRANFORD, NEW JERSEY 07016

                           --------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 2002

                           --------------------------

To Our Stockholders:

    Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Mack-Cali Realty Corporation (the "Company") will be held at the Marriott at Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666 on May 14, 2002 at 2:00 p.m., local time, for the following purposes:

    1. To elect four persons to the Board of Directors of the Company, each to serve a three-year term or until their respective successors are elected and qualified.

    2. To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent accountants, as the Company's independent accountants for the ensuing year.

    3. To consider and vote upon a proposal to approve and adopt an amendment to the 2000 Employee Stock Option Plan to increase the number of shares authorized thereunder by 1,500,000, from 2,500,000 to 4,000,000.

    4. To consider and vote upon a proposal to approve and adopt an amendment to the 2000 Director Stock Option Plan to increase the number of shares authorized thereunder by 150,000, from 200,000 to 350,000.

    5. To consider and vote upon a stockholder proposal, if presented to the Annual Meeting, requesting that the Company seek advance stockholder approval for future executive officer severance arrangements.

    The enclosed Proxy Statement includes information relating to these proposals. Additional purposes of the Annual Meeting are to receive reports of officers (without taking action thereon) and to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    All stockholders of record as of the close of business on April 1, 2002 are entitled to notice of and to vote at the Annual Meeting. At least a majority of the outstanding shares of common stock of the Company present in person or by proxy is required for a quorum. You may vote electronically through the Internet or by telephone. The instructions on your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

                                                       By Order of the Board of Directors

                                                       /s/ ROGER W. THOMAS
                                                       --------------------------------------------------
                                                       Roger W. Thomas
                                                       SECRETARY

April 5, 2002
Cranford, New Jersey

    THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE COMPANY'S ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE AUTHORIZE A PROXY TO VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.

                          MACK-CALI REALTY CORPORATION
                               11 COMMERCE DRIVE
                           CRANFORD, NEW JERSEY 07016
                                PROXY STATEMENT

GENERAL INFORMATION

    This Proxy Statement is furnished to stockholders of Mack-Cali Realty Corporation, a Maryland corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, May 14, 2002, at 2:00 p.m., local time, at the Marriott at Glenpointe, 100 Frank
W. Burr Boulevard, Teaneck, New Jersey 07666, and any adjournment or postponement thereof.

    This Proxy Statement, the Notice of Annual Meeting of Stockholders and the accompanying proxy card are first being mailed to the Company's stockholders on or about April 5, 2002.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised in the same manner in which it was given or by delivering to the Company (to the attention of Roger W. Thomas, the Company's Secretary) a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and giving notice of your intention to vote in person.

SOLICITATION AND VOTING PROCEDURES

    The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's common stock, par value $.01 per share (the "Common Stock"). The Company intends to use the services of MacKenzie Partners, Inc., 105 Madison Avenue, 14th Floor, New York, New York 10016, in soliciting proxies and, in such event, the Company expects to pay an amount not to exceed $10,000, plus out-of-pocket expenses, for such services. The Company may conduct further solicitation personally, telephonically, electronically or by facsimile through its officers, directors and regular employees, none of whom would receive additional compensation for assisting with the solicitation.

    The presence at the Annual Meeting of a majority of the outstanding shares of Common Stock of the Company, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The close of business on April 1, 2002 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. As of the Record Date, there were 57,207,810 shares of Common Stock outstanding. Under Maryland law, stockholders will not have appraisal or similar rights in connection with any proposal set forth in this Proxy Statement.

    Stockholder votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. The New York Stock Exchange (the "NYSE") permits member organizations to give proxies, whether or not instructions have been received from beneficial owners, to vote as to the election of directors and also on matters of the type contained in Proposal Nos. 2, 3 and 4, but not as to matters of the type contained in Proposal No. 5. Shares represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If no instructions are given, the shares will be voted FOR the election of each of the four nominees for director named below and FOR Proposal Nos. 2, 3 and 4. Abstentions and broker non-votes will have no effect on the outcome of the election of directors or Proposal Nos. 2 and 5, but will have the same effect as a negative vote on each of Proposal Nos. 3 and 4 (unless, with respect to such Proposal Nos. 3 and 4, the total votes cast on the Proposal represent more than 50% in interest of all securities entitled to vote on the Proposal, in which event abstentions and broker non-votes will not have any effect on the result of the vote on Proposal Nos. 3 or 4). Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

    The following table sets forth information as of March 15, 2002 with respect to each person or group who is known by the Company, in reliance on Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"), to beneficially own more than 5% of the Company's outstanding shares of Common Stock. Except as otherwise noted below, all shares of Common Stock are owned beneficially by the individual or group listed with sole voting and/or investment power.

                                                              AMOUNT AND NATURE
                          NAME OF                               OF BENEFICIAL     PERCENT OF SHARES
                      BENEFICIAL OWNER                            OWNERSHIP       OUTSTANDING(%)(1)
                      ----------------                        -----------------   -----------------
The Mack Group (2)..........................................      11,605,704            16.9
Security Capital Group Incorporated (3).....................       4,817,330             8.4
Pacific Financial Research, Inc. (4)........................       3,762,000             6.6
Cohen & Steers Capital Management, Inc. (5).................       3,475,040             6.1

------------------------

(1) The total number of shares outstanding used in calculating this percentage does not include 14,310,794 shares reserved for issuance upon redemption or conversion of outstanding units of limited partnership interest ("Units") in Mack-Cali Realty, L.P., a Delaware limited partnership (the "Operating Partnership") through which the Company conducts its real estate activities, 2,000,000 shares reserved for issuance upon exercise of outstanding warrants to purchase Units, which outstanding warrants to purchase Units will expire on December 11, 2002 ("Unit Warrants"), or 6,645,921 shares reserved for issuance upon the exercise of stock options or warrants granted or reserved for possible grant to certain employees and directors of the Company, except in all cases where such Units, Unit Warrants, stock options or warrants are owned by the reporting person or group. This information is as of March 15, 2002.

(2) Address: 11 Commerce Drive, Cranford, New Jersey 07016. The Mack Group (which is not a legal entity) is composed of, among others, William L. Mack, the Chairman of the Board of Directors of the Company, Earle I. Mack, a director of the Company, David Mack and Fredric Mack, each a member of the Company's Advisory Board, their immediate family members and related trusts, and Mitchell E. Hersh, the Chief Executive Officer and a director of the Company. Share information is furnished in reliance on the Schedule 13G/A dated February 14, 2002 of the Mack Group filed with the SEC, which represents holdings as of December 31, 2001. This number represents shares for which the Mack Group has shared dispositive and voting power, and includes 3,361,560 common Units and 210,821 preferred Units convertible into 6,084,300 common Units, for a total of 9,445,860 common Units, redeemable for shares of Common Stock on a one-for-one basis, 1,681,368 vested Unit Warrants redeemable for shares of Common Stock and 415,976 vested stock options and warrants to purchase shares of Common Stock.

(3) Address: 125 Lincoln Avenue, Santa Fe, New Mexico 87501. Share information is furnished in reliance on the Schedule 13G dated February 13, 2002 of Security Capital Group Incorporated ("SCGI") filed with the SEC, which represents holdings as of December 31, 2001. This number represents shares for which SCGI has shared dispositive and voting power by virtue of its position as the parent of Security Capital Research & Management Incorporated.

(4) Address: 9601 Wilshire Boulevard, Suite 800, Beverly Hills, California 90210. Share information is furnished in reliance on the Schedule 13G dated February 13, 2002 of Pacific Financial Research, Inc. ("Pacific") filed with the SEC, which represents holdings as of December 31, 2001. This number represents shares for which Pacific has sole dispositive power, and includes 3,524,500 shares for which Pacific has sole voting power and 237,500 shares for which Pacific has no voting power.

(5) Address: 757 Third Avenue, New York, New York 10017. Based upon information provided to the Company by Cohen & Steers Capital Management, Inc.
    ("Cohen & Steers"), the Company believes that such shares are held for investment advisory clients and that Cohen & Steers disclaims beneficial ownership of those shares. Share information is furnished in reliance on the
    Schedule 13G/A dated February 13, 2002 of Cohen & Steers filed with the SEC, which represents holdings as of December 31, 2001. This number represents shares for which Cohen & Steers has sole dispositive power and includes 3,066,740 shares for which it has sole voting power.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Company's charter divides the Company's Board of Directors into three classes, with the members of each such class serving staggered three-year terms. The Board of Directors presently consists of thirteen members as follows:
Class I directors, Brendan T. Byrne, Martin D. Gruss, Vincent Tese and Roy J. Zuckerberg, whose terms expire in 2004; Class II directors, Nathan Gantcher, Earle I. Mack, William L. Mack and Alan G. Philibosian, whose terms expire in 2002 (and if re-elected at the Annual Meeting, in 2005); and Class III directors, Robert F. Weinberg, John J. Cali, John R. Cali, Mitchell E. Hersh and Irvin D. Reid, whose terms expire in 2003.

    At the Annual Meeting, the stockholders will elect four directors to serve as Class II directors. The Class II directors who are elected at the Annual Meeting will serve until the Annual Meeting of Stockholders to be held in 2005 and until such directors' respective successors are elected or appointed and qualify or until any such director's earlier resignation or removal. The Board of Directors, acting upon the unanimous recommendation of its Nominating Committee, has nominated Nathan Gantcher, Earle I. Mack, William L. Mack and Alan G. Philibosian for election as Class II directors at the Annual Meeting. In the event any nominee is unable or unwilling to serve as a Class II director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the By-laws of the Company.

    NATHAN GANTCHER, director nominee, was appointed as a member of the Board of Directors of the Company in 1999, as a member of the Audit Committee of the Board of Directors of the Company in 1999, and as a member of each of the Nominating Committee of the Board of Directors and the Executive Committee of the Board of Directors in 2000. Mr. Gantcher has served as the Co-Chairman, President and Chief Executive Officer of Alpha Investment Management L.L.C. since 2001. Prior to joining Alpha Investment Management L.L.C., Mr. Gantcher was a private investor from 1999 to 2001. Mr. Gantcher served as vice chairman of CIBC Oppenheimer Corp. from 1997 to 1999. Prior to becoming vice chairman of CIBC Oppenheimer Corp., Mr. Gantcher served as co-chief executive officer of Oppenheimer & Co., Inc. Mr. Gantcher currently serves as chairman of the board of trustees of Tufts University and as a member of each of the Council of Foreign Relations and the Overseers Committee of the Columbia University Graduate School of Business. Mr. Gantcher received his A.B. in economics and biology from Tufts University and his M.B.A. from the Columbia University Graduate School of Business.

    EARLE I. MACK, director nominee, was appointed as a member of the Board of Directors of the Company in 1997. Prior to December 1997, Mr. Mack served as senior partner, chief financial officer and a director of the Mack organization, where he pioneered the development of large, Class A office properties and helped to increase the Mack organization's portfolio to approximately
20 million square feet. Mr. Mack serves as a member of the board of directors of DiGiorgio/White Rose Corp. and as a member of its executive and executive compensation committees. Mr. Mack also is the chairman of the board of directors of the Benjamin N. Cardozo School of Law and the chairman emeritus of the New York State Council on the Arts. Mr. Mack has a B.S. degree in business administration from Drexel University and also attended Fordham Law School.
Mr. Mack serves as a member of the Board of Directors of the Company pursuant to an agreement with the Company entered into at the time of the Company's combination with the Mack organization in December 1997. See "Certain Relationships and Related Transactions." Mr. Mack is the brother of William L. Mack.

    WILLIAM L. MACK, director nominee, was appointed as a member of the Board of Directors of the Company in 1997 and as its Chairman in 2000. Mr. Mack also serves as Chairman of the Company's Executive Committee. Prior to December 1997, Mr. Mack served as managing partner of the Mack organization, where he pioneered the development of large, Class A office properties and helped to increase the Mack organization's portfolio to approximately 20 million square feet. In addition, Mr. Mack is a founder and managing partner of Apollo Real Estate Advisors, L.P. Mr. Mack also currently serves as a member of the board of directors of The Bear Stearns
Companies, Inc., Metropolis Realty Trust, Inc., Wyndham International, Inc. and Vail Resorts, Inc. Mr. Mack is a trustee and is on the executive committee of the North Shore-Long Island Jewish Health System. He also is a trustee of the University of Pennsylvania and serves on the board of overseers of The Wharton School. Mr. Mack attended The Wharton School of Business and Finance at the University of Pennsylvania and has a B.S. degree in business administration, finance and real estate from New York University. Mr. Mack serves as a member of the Board of Directors of the Company pursuant to an agreement with the Company entered into at the time of the Company's combination with the Mack organization in December 1997. See "Certain Relationships and Related Transactions."
Mr. Mack is the brother of Earle I. Mack.

    ALAN G. PHILIBOSIAN, director nominee, was appointed as a member of the Board of Directors of the Company and as a member of the Executive Compensation and Option Committee of the Board of Directors of the Company in 1997, and as a member of the Nominating Committee of the Board of Directors in 2000.
Mr. Philibosian is an attorney practicing in Englewood, New Jersey, and since 1997 has his own practice. Mr. Philibosian is currently a commissioner of The Port Authority of New York and New Jersey, and also serves on the board of directors of NorCrown Bank, the Armenian Missionary Association of America, Paramus, New Jersey and John Harms Center for the Arts, Englewood, New Jersey. Mr. Philibosian graduated from Rutgers College, and received his J.D. degree from Boston College Law School and his LL.M. degree in taxation from New York University.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the Annual Meeting, either in person or by proxy, is required for the election of a director. For purposes of the election of directors, abstentions and broker non-votes will have no effect on the result of the vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information as of March 15, 2002 for (i) the members of the Board of Directors of the Company, (ii) the executive officers of the Company and (iii) the directors and executive officers of the Company as a group:

                                                                                                            PERCENT OF
                                                                                                              SHARES
                                                                                           PERCENT OF      OUTSTANDING
                                                                                             SHARES      (CALCULATED ON A
                                                      FIRST       TERM       NUMBER OF     OUTSTANDING    FULLY-DILUTED
NAME AND POSITION                           AGE      ELECTED    EXPIRES    SHARES (1)(2)     (%)(3)        BASIS)(%)(4)
-----------------                         --------   --------   --------   -------------   -----------   ----------------
William L. Mack, Chairman of the
  Board (5).............................     62        1997       2002       4,473,701(9)      7.27             5.85
John J. Cali, Chairman Emeritus.........     83        1994       2003        478,689(10)         *                *
Mitchell E. Hersh, Chief Executive
  Officer and Director (5)..............     51        1997       2003        563,900(11)         *                *
Timothy M. Jones, President.............     46          --         --        451,575(12)         *                *
Barry Lefkowitz, Executive Vice
  President and Chief Financial
  Officer...............................     39          --         --        168,587(13)         *                *
Roger W. Thomas, Executive Vice
  President, General Counsel and
  Secretary.............................     44          --         --        165,798(14)         *                *
Michael A. Grossman, Executive Vice
  President.............................     40          --         --         91,232(15)         *                *
Brendan T. Byrne, Director (7)..........     77        1994       2004        25,600 (16)         *                *
John R. Cali, Director (5)..............     54        2000       2003        353,106(17)         *                *
Nathan Gantcher, Director (5)(6)(7).....     61        1999       2002         40,000(18)         *                *
Martin D. Gruss, Director (8)...........     59        1997       2004         38,000(19)         *                *
Earle I. Mack, Director.................     65        1997       2002      2,689,917(20)      4.50             3.52
Alan G. Philibosian, Director (6)(8)....     48        1997       2002         23,500(21)         *                *
Irvin D. Reid, Director (7).............     61        1994       2003         18,000(22)         *                *
Vincent Tese, Director (6)(8)...........     59        1997       2004         40,000(23)         *                *
Robert F. Weinberg, Director (27).......     73        1997       2003        536,532(24)         *                *
Roy J. Zuckerberg, Director (5)(7)......     65        1999       2004         35,000(25)         *                *
                                                                           -------------      -----            -----
All directors and executive officers as
  a group...............................                                   10,193,137(26)     15.24            13.34
                                                                           =============      =====            =====

------------------------

*   Beneficial Ownership of less than 1.0% is omitted.

 (1) The limited partners of the Operating Partnership share with the Company, as general partner, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, common Units are redeemable into shares of Common Stock on a one-for-one basis.

 (2) Except as otherwise noted below, all shares of Common Stock, common Units, preferred Units (as converted into common Units), vested options, vested warrants and all restricted stock are owned beneficially by the individual listed with sole voting and/or investment power.

 (3) Assumes redemption or conversion of only the Units in the Operating Partnership and Unit Warrants beneficially owned by such owner into shares of Common Stock (disregarding any waiting periods before such redemption is legally permitted) and the exercise of vested options, vested warrants and all restricted stock held only by such owner.

 (4) Assumes redemption or conversion of all outstanding Units in the Operating Partnership and Unit Warrants into shares of Common Stock (disregarding any waiting periods before such redemption is legally permitted) and the exercise of all vested options, vested warrants and all restricted stock.

 (5) Member of the Executive Committee of the Board of Directors.

 (6) Member of the Nominating Committee of the Board of Directors.

 (7) Member of the Audit Committee of the Board of Directors.

 (8) Member of the Executive Compensation and Option Committee of the Board of Directors.

 (9) Includes 2,846,787 shares of Common Stock that may be issued upon the redemption of all of William L. Mack's limited partnership interests in the Operating Partnership (433,368 of which result from the exercise of Unit Warrants), 212,078 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by members of William L. Mack's immediate family and trusts of which he is a trustee (32,518 of which result from the exercise of Unit Warrants) and vested options to purchase 18,000 shares of Common Stock. Also includes 983,699 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership (149,930 of which result from the exercise of Unit Warrants) held by trusts of which Mr. Mack or his wife is a trustee, of which Mr. Mack disclaims beneficial ownership. Also includes 413,137 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership (63,334 of which results from the exercise of Unit Warrants) held by a partnership to which Mr. Mack possesses sole or shared dispositive or voting power.

(10) Includes 290,561 shares of Common Stock that may be issued upon the redemption of all of John J. Cali's limited partnership interests in the Operating Partnership and 123,408 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by members of John J. Cali's immediate family and trusts of which he is a trustee. Also includes vested options to purchase 63,569 shares of Common Stock.

(11) Includes 121,424 shares of Common Stock that may be issued upon the redemption of all of Mitchell E. Hersh's limited partnership interests in the Operating Partnership. Also includes vested warrants to purchase 339,976 shares of Common Stock and vested options to purchase 40,000 shares of Common Stock.

(12) Includes 102,280 shares of Common Stock that may be issued upon the redemption of all of Timothy M. Jones' limited partnership interests in the Operating Partnership. Also includes vested warrants to purchase 170,000 shares of Common Stock and vested options to purchase 141,295 shares of Common Stock.

(13) Includes vested options to purchase 117,137 shares of Common Stock.

(14) Includes vested options to purchase 117,137 shares of Common Stock.

(15) Includes vested warrants to purchase 20,000 shares of Common Stock and vested options to purchase 59,832 shares of Common Stock.

(16) Includes vested options to purchase 25,000 shares of Common Stock.

(17) Includes 164,225 shares of Common Stock that may be issued upon the redemption of all of John R. Cali's limited partnership interests in the Operating Partnership. Also includes vested options to purchase 110,295 shares of Common Stock.

(18) Includes vested options to purchase 10,000 shares of Common Stock. Also includes 5,000 shares of Common Stock held by a partnership and 5,000 shares of Common Stock held by a foundation, to which Mr. Gantcher possesses sole or shared dispositive or voting power.

(19) Includes 20,000 shares of Common Stock held by trusts of which Mr. Gruss is a trustee. Also includes vested options to purchase 18,000 shares of Common Stock.

(20) Includes 2,459,811 shares of Common Stock that may be issued upon the redemption of all of Earle I. Mack's limited partnership interests in the Operating Partnership (377,678 of which result from the exercise of Unit Warrants) and 212,106 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by members of Earle I. Mack's immediate family and trusts of which he is a trustee (32,517 of which result from the exercise of Unit Warrants). Also includes vested options to purchase 18,000 shares of Common Stock.

(21) Includes 500 shares of Common Stock owned by Mr. Philibosian's family of which Mr. Philibosian disclaims beneficial ownership. Also includes vested options to purchase 23,000 shares of Common Stock.

(22) Includes vested options to purchase 18,000 shares of Common Stock.

(23) Includes vested options to purchase 18,000 shares of Common Stock.

(24) Includes 521,532 shares of Common Stock that may be issued upon the redemption of all of Mr. Weinberg's limited partnership interests in the Operating Partnership. Also includes vested options to purchase 15,000 shares of Common Stock.

(25) Includes vested options to purchase 10,000 shares of Common Stock.

(26) Includes all restricted stock, whether vested or unvested, together with 5,695,574 shares of Common Stock that may be issued upon the redemption of all of the executive officers' and directors' limited partnership interests in the Operating Partnership. Includes 1,666,129 shares of Common Stock that may be issued upon the conversion and/or redemption of all of the limited partnership interests in the Operating Partnership held by members of the directors' and executive officers' immediate families, trusts of which they or their wives are trustees or entities over which they possess sole or shared dispositive or voting power. Also includes vested options to purchase 822,265 shares of Common Stock, vested warrants to purchase 529,976 shares of Common Stock and vested Unit Warrants to purchase 1,089,345 shares of Common Stock held by directors, executive officers, members of the directors' and executive officers' immediate families, trusts of which they or their wives are trustees or entities over which they possess sole or shared dispositive or voting power.

(27) In connection with the Company's acquisition of 65 Class A properties from the Robert Martin Company LLC ("Robert Martin") in January 1997, as subsequently modified, the Company granted Robert Martin the right to designate one member to the Board of Directors of the Company for six years ending at the Company's 2003 annual meeting for stockholders (the "RM Board Seat"). Robert Martin has designated Martin S. Berger and Robert F. Weinberg to jointly share the RM Board Seat. Mr. Berger served as a member of the Board of Directors of the Company from December 1, 1998 until March 6, 2001, at which time Mr. Berger resigned and Mr. Weinberg was appointed to serve in such capacity until the Company's 2003 annual meeting of stockholders. Upon his resignation, Mr. Berger became a member of the Advisory Board. See "Certain Relationships and Related Transactions."
     Mr. Berger owns 536,532 shares of the Company's Common Stock, which includes 521,532 shares of Common Stock that may be issued upon the redemption of all of Mr. Berger's limited partnership interests in the Operating Partnership and vested options to purchase 15,000 shares of the Company's Common Stock. As this Proxy Statement relates principally to the 2001 fiscal year of the Company, disclosure herein will treat Mr. Weinberg as a director and Mr. Berger as a member of the Advisory Board, even though such roles were reversed prior to March 6, 2001.

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    Biographical information concerning the director nominees is set forth above under the caption "Proposal No. 1--Election of Directors." Biographical information concerning the remaining directors and executive officers is set forth below.

    JOHN J. CALI has served as Chairman Emeritus of the Board of Directors of the Company since 2000. Mr. Cali served as Chairman of the Board of Directors of the Company from 1994 to June 2000, as a member of the Executive Committee of the Board of Directors of the Company from 1997 to June 2000 and as Chief Executive Officer of the Company from 1994 to 1995. In addition, Mr. Cali was a principal of Cali Associates and a member of its Executive and Long Range Planning Committees from 1949 to 1994. Mr. Cali co-founded Cali Associates in 1949. Mr. Cali graduated from Indiana University. Mr. Cali serves as a member of the Board of Directors of the Company pursuant to an agreement dated as of June 27, 2000, among the Company and members of the Cali family. See "Certain Relationships and Related Transactions." Mr. Cali is the uncle of John R. Cali.

    MITCHELL E. HERSH has served as a member of the Board of Directors of the Company and as a member of the Executive Committee of the Board of Directors of the Company since 1997. Mr. Hersh also has served as Chief Executive Officer of the Company since 1999. Mr. Hersh is responsible for the strategic direction and long-term planning for the Company. He is also responsible for creating and implementing the Company's capital markets strategy and overall investment strategy. Previously, Mr. Hersh held the position of President and Chief Operating Officer of the Company from 1997 to 1999. Prior to joining the Company, Mr. Hersh served as a partner of the Mack organization since 1982 and as chief operating officer of the Mack organization since 1990, where he was responsible for overseeing the development, operations, leasing and acquisitions of the Mack organization's office and industrial portfolio. Mr. Hersh serves on the board of directors of the National Association of Real Estate Investment Trusts (NAREIT) and the New Jersey Chapter of the National Association of Industrial and Office Properties (NAIOP). Mr. Hersh has a B.A. degree in architecture from Ohio University. Mr. Hersh serves as a member of the Board of Directors of the Company pursuant to an agreement with the Company entered into at the time of the Company's combination with the Mack organization in December 1997. See "Certain Relationships and Related Transactions."

    TIMOTHY M. JONES has served as President of the Company since 1999. He is responsible for overseeing the portfolio management, leasing, development and operations areas of the Company. Previously, he served as Executive Vice President and Chief Investment Officer of the Company from 1997 to 1999. Prior to joining the Company, Mr. Jones served as executive vice president and chief operating officer of The Robert Martin Company, where he was responsible for the daily corporate operations and management of the firm's six-million square foot portfolio in New York and Connecticut. Prior to joining The Robert Martin Company, Mr. Jones served as a vice president in Chemical Bank's Real Estate Division, as president of Clifton Companies in Stamford, Connecticut and president of Federated National Company in State College, Pennsylvania.
Mr. Jones has a B.A. degree in economics from Yale University and a Masters degree in business from Columbia University.

    BARRY LEFKOWITZ has served as Chief Financial Officer of the Company since 1994, and as Executive Vice President of the Company since 1997. Mr. Lefkowitz oversees the firm's strategic financial planning and forecasting, financial accounting and reporting, capital markets activities and investor relations.
Mr. Lefkowitz served as a Vice President of the Company from 1994 to 1997. Prior to joining the Company, Mr. Lefkowitz served as a senior manager with the international accounting firm of Deloitte & Touche LLP, specializing in real estate, with emphasis on mergers and acquisitions. In addition to having served as co-chairman of the National Association of Real Estate Investment Trusts (NAREIT) Accounting Committee, he is a member of the American Institute of Certified Public Accountants (AICPA), the New Jersey Society of Certified Public Accountants (NJSCPA) and the New York State Society of Certified Public Accountants (NYSSCPA). Mr. Lefkowitz holds a B.S. degree in accounting from Brooklyn College.

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    ROGER W. THOMAS has served as General Counsel of the Company since 1994, and as Executive Vice President and Secretary of the Company since 1997.
Mr. Thomas' responsibilities include structuring and implementing the Company's acquisitions and mergers, corporate governance, supervising outside legal counsel, insuring legal compliance and the preparation of required disclosure documents. Mr. Thomas also assists the Company in investment strategies, financial activities, acquisitions and dispositions. Mr. Thomas served as a Vice President and Assistant Secretary of the Company from 1994 to 1997. Prior to joining the Company, Mr. Thomas was a partner at the law firm of Dreyer & Traub in New York, specializing in real estate and commercial transactions.
Mr. Thomas holds a B.S.B.A. in finance and a J.D. degree (with honors) from the University of Denver.

    MICHAEL A. GROSSMAN has served as Executive Vice President of the Company since 2000. He is responsible for overseeing the Company's New York, Connecticut and Northern New Jersey (Bergen and Passaic counties) regions. Previously,
Mr. Grossman served as Senior Vice President of the Company in 2000, and as Vice President of the Company from 1997 to January 2000. Prior to joining the Company, Mr. Grossman served as Vice President of Leasing for The Robert Martin Company since 1991, where he was responsible for leasing throughout Westchester and Fairfield counties. Mr. Grossman is a member of the Westchester Board of Realtors, Commercial and Industrial Division, treasurer of the National Association of Industrial and Office Parks from 1997 to 1998, and a member of the March of Dimes Real Estate Committee, Westchester chapter. Mr. Grossman attended the University of South Florida and is a graduate of New York City Technical College.

    BRENDAN T. BYRNE has served as a member of the Board of Directors of the Company since 1994 and as a member of the Audit Committee of the Board of Directors since 1999. Governor Byrne served two consecutive terms as governor of the State of New Jersey prior to 1982 and has been a senior partner with Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, a Roseland, New Jersey law firm, since 1982. Governor Byrne graduated from Princeton University's School of Public Affairs and received his LL.B from Harvard Law School.

    JOHN R. CALI has served as a member of the Board of Directors of the Company and as a member of the Executive Committee of the Board of Directors of the Company since 2000. Mr. Cali served as Executive Vice President-Development of the Company until June 2000, and as Chief Administrative Officer of the Company until December 1997. In addition, Mr. Cali was a principal of Cali Associates and served as a member of its Long Range Planning Committee from 1981 to 1994 and its Executive Committee from 1987 to 1994 and was responsible for the development of Cali Associates' office system and the management of its office personnel. Mr. Cali also developed and organized the leasing and property management departments of Cali Associates and he was responsible for directing the development functions of the Company. Mr. Cali is a member of the University of Pennsylvania Health System Trustee Board. Mr. Cali has a M.Ed. degree in counseling, organizational development and personnel from the University of Missouri. Mr. Cali serves as a member of the Board of Directors of the Company pursuant to an agreement dated as of June 27, 2000, among the Company and members of the Cali family. See "Certain Relationships and Related Transactions." Mr. Cali is the nephew of John J. Cali.

    MARTIN D. GRUSS has served as a member of the Board of Directors of the Company since 1997 and as a member of the Executive Compensation and Option Committee of the Board of Directors since 1999. Mr. Gruss is the senior partner of Gruss & Co., a private investment firm. From 1989 to 1993, Mr. Gruss served as a director of Acme Metals Incorporated. Mr. Gruss currently serves as a member of the board of overseers of the Wharton School and as a trustee of the Lawrenceville School. Mr. Gruss has a B.S. degree in economics from the Wharton School of the University of Pennsylvania and a J.D. degree from New York University School of Law.

    IRVIN D. REID has served as a member of the Board of Directors of the Company since 1994 and as chairman of the Audit Committee of the Board of Directors of the Company since 1998. Dr. Reid also

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serves as president of Wayne State University in Michigan. Prior to becoming the president of Wayne State University, Dr. Reid served as president of Montclair State University (formerly Montclair State College) in New Jersey from 1989 to 1997, and held positions of dean, School of Business Administration, and John Stagmaier Professor of Economics and Business Administration at the University of Tennessee at Chattanooga. Dr. Reid also is a member of the Federal Reserve Board of Chicago-Detroit Branch. Dr. Reid received his B.S. degree and M.S. degree in general and experimental psychology from Howard University. He earned his M.A. and Ph.D. degrees in business and applied economics from The Wharton School of the University of Pennsylvania.

    VINCENT TESE has served as a member of the Board of Directors of the Company since 1997, as chairman of the Executive Compensation and Option Committee of the Board of Directors of the Company since 1998 and as chairman of the Nominating Committee of the Board of Directors since 2000. Mr. Tese served as New York State Superintendent of Banks from 1983 to 1985, chairman and chief executive officer of the Urban Development Corporation from 1985 to 1994, director of economic development for New York State from 1987 to 1994 and commissioner and vice chairman of the Port Authority of New York and New Jersey from 1991 to 1995. Mr. Tese also served as a partner in the law firm of Tese & Tese, a partner in the Sinclair Group, a commodities trading and investment management company, and a co-founder of Cross Country Cable TV. Mr. Tese currently serves as chairman of Wireless Cable International, Inc. and as a member of the board of directors of The Bear Stearns Companies, Inc., Allied Waste Industries, Inc., Bowne & Company, Inc., Cablevision, Inc., and as a trustee of New York University School of Law and New York Presbyterian Hospital. Mr. Tese has a B.A. degree in accounting from Pace University, a J.D. degree from Brooklyn Law School and a LL.M. degree in taxation from New York University School of Law.

    ROBERT F. WEINBERG became a member of the Board of Directors of the Company as of March 6, 2001. Mr. Weinberg had served as a member of the Advisory Board of the Company since 1998 and previously as a member of the Board of Directors of the Company from 1997 until 1998. Mr. Weinberg served as co-chairman and general partner of The Robert Martin Company since its founding in 1957.
Mr. Weinberg is presently the chairman of the Outreach Committee on Orderly Growth in Westchester, a director of City & Suburban Federal Savings Bank and a director of the Westchester County Association. Mr. Weinberg earned a B.S. degree in Mechanical Engineering from New York University, an M.S. degree in Building Engineering & Construction from M.I.T. and a J.D. degree from Brooklyn Law School. Mr. Weinberg serves as a member of the Board of Directors of the Company and shares his board seat with Martin S. Berger pursuant to an agreement with the Company entered into at the time of the Company's acquisition of 65 Class A properties from Robert Martin in January 1997, as modified. See "Certain Relationships and Related Transactions."

    ROY J. ZUCKERBERG has served as a member of the Board of Directors of the Company since 1999, as a member of the Audit Committee of the Board of Directors of the Company since 1999 and as a member of the Executive Committee of the Board of Directors since 2000. Mr. Zuckerberg is currently a senior director of the Goldman Sachs Group, Inc. Mr. Zuckerberg served as vice chairman of Goldman, Sachs & Co., a member of its executive committee and head of its Equities Division. Mr. Zuckerberg joined Goldman, Sachs & Co. in 1967 and was made a partner of Goldman, Sachs & Co. in 1977. Mr. Zuckerberg served as Chairman of the Securities Industry Association and was a member of the Senior Advisors Group to the President's Council on Year 2000 Conversion. Mr. Zuckerberg is Chairman of the Board and a member of the executive committee of North Shore-Long Island Jewish Health System, Inc., a trustee of the American Red Cross in Greater New York and a director of the Brookdale Foundation. He has had a long involvement with the UJA-Federation and served as chairman of the Wall Street Division. He also serves as chair of the Investment Committee of the University of Massachusetts Foundation. Mr. Zuckerberg received a B.S. from Lowell Technological Institute in 1958 and served in the United States Army.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    CALI AGREEMENT. On June 27, 2000, both Brant Cali and John R. Cali resigned their positions as officers of the Company, and Brant Cali resigned as a director of the Company. John R. Cali was appointed to the Board of Directors of the Company to take the seat previously held by Brant Cali. As required by Brant Cali and John R. Cali's former employment agreements with the Company, among other things, the Company will permit Brant Cali and John R. Cali (and their dependents) to participate in the health and disability insurance programs of the Company for a period of four years from such date.

    In connection with Brant Cali and John R. Cali's resignations, if either John J. Cali or John R. Cali resign or are removed from the Board of Directors during their terms (which expire in 2003), the members of the Cali family are entitled to designate a successor to John J. Cali, John R. Cali, or both. Any such successor will be subject to the prior approval of the Board of Directors, which approval shall not be unreasonably withheld. In addition, for as long as members of the Cali family (or entities wholly owned by the Cali family, Cali family trusts or the heirs of any member of the Cali Group maintain at least the "Minimum Percentage" (as defined below) of the Cali family's aggregate equity position in the Units in the Operating Partnership (measured exactly as it existed on June 27, 2000), the Company has agreed to nominate one designee of the Cali family for election to the Board of Directors at each of the 2003 and 2006 annual meeting of stockholders, provided such person shall be subject to the prior approval of the Board of Directors, which approval shall not be unreasonably withheld. "Minimum Percentage" shall mean (i) 90% or (ii) 87.5%, if the Cali family's aggregate equity position in the Units in the Operating Partnership is reduced below 90% solely as a result of sales of Units by the Operating Partnership to the Company.

    For as long as (i) the Cali family is represented on the Board of Directors,
(ii) the Cali family (or entities wholly owned by the Cali family, Cali family trusts, or the heirs of any member of the Cali Group) maintains at least the Minimum Percentage of the Cali family's aggregate equity position in the Units of the Operating Partnership (measured exactly as it existed on June 27, 2000) and (iii) the Board of Directors determines in its reasonable discretion to continue the Executive Committee of the Board of Directors, the Cali family shall be entitled to designate John R. Cali or another Cali-designated board member to serve as a member of the Executive Committee of the Board of Directors, provided such person shall be subject to the prior approval of the Board of Directors, which approval may not be unreasonably withheld.

    Pursuant to the Cali Agreement, John J. Cali serves as a consultant to the Company and is paid an annual salary of $150,000 until June 27, 2003.

    MACK AGREEMENT. In connection with the Company's combination with the Mack organization in December 1997, William L. Mack, Mitchell E. Hersh and Earle I. Mack were appointed to the Company's Board of Directors. If any of Messrs. Mack or Mr. Hersh shall withdraw from the Board of Directors for any reason during their terms, the members of the Mack Group are entitled to designate their successors. In addition, for as long as members of the Mack Group maintain at least the "Mack Significant Interest" (as defined below), the Mack Group has the right to re-nominate, and the Company will support, Messrs. Mack and Hersh (or their successors) for re-election to the Board of Directors for successive three-year terms upon the expiration of each three-year term. "Mack Significant Interest" shall mean legal and beneficial ownership, in the aggregate, of not less than 3,174,603 shares of Common Stock and/or Units (on a fully converted basis) by Earle Mack, David Mack, Frederic Mack and William Mack, subject to certain restrictions and to adjustment for stock splits and other customary and similar stock dilutions.

    ROBERT MARTIN AGREEMENT. In connection with the Company's acquisition of 65 Class A properties from Robert Martin in January 1997, as subsequently modified, the Company granted Robert Martin the right to designate one RM Board Seat. Robert Martin has designated Martin S. Berger and Robert

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F. Weinberg to jointly share the RM Board Seat as follows: Mr. Weinberg served as a member of the Board of Directors of the Company from January 1997 until December 1, 1998, at which time Mr. Weinberg resigned and Mr. Berger was appointed to serve in such capacity. Upon his resignation from the Board, Mr. Weinberg became a member of the Advisory Board. Mr. Berger served as a member of the Board of Directors of the Company from December 1, 1998 until March 6, 2001, at which time Mr. Berger resigned and Mr. Weinberg was appointed to serve in such capacity until the Company's 2003 annual meeting of stockholders. Upon his resignation from the Board, Mr. Berger became a member of the Advisory Board. If the Company elects to nominate for re-election to its Board of Directors a designee of Robert Martin at the Company's 2003 annual meeting of stockholders, then Mr. Berger and Mr. Weinberg have agreed that Mr. Berger will be so nominated and the seat will be rotated among Mr. Berger and Mr. Weinberg every 12 months commencing on the 12 month anniversary of the 2003 annual meeting of stockholders. Upon the death of Mr. Berger or Mr. Weinberg, the surviving person shall solely fill the remainder of the term of the RM Board Seat.

    TAX PROTECTION AGREEMENTS. The Company may not dispose of or distribute certain of its properties, currently comprising 141 properties with an aggregate net book value of approximately $1.9 billion (as of December 31, 2001), which were originally contributed by members of either the Mack Group (which includes William L. Mack, director; Earle I. Mack, director; and Mitchell E. Hersh, chief executive officer and director), the Robert Martin Group (which includes Robert
F. Weinberg, director; Martin W. Berger, a former director and a member of the Company's Advisory Board; Timothy M. Jones, president; and Michael A. Grossman, executive vice president) or the Cali Group (which includes John J. Cali, director, and John R. Cali, director), without the express written consent of a representative of the Mack Group, the Robert Martin Group or the Cali Group, as applicable, except in a manner which does not result in recognition of any built-in-gain (which may result in an income tax liability) or which reimburses the appropriate Mack Group, Robert Martin Group or Cali Group members for the tax consequences of the recognition of such built-in-gains (collectively, the "Property Lock-Ups"). The aforementioned restrictions do not apply in the event that the Company sells all of its properties or in connection with a sale transaction which the Company's Board of Directors determines is reasonably necessary to satisfy a material monetary default on any unsecured debt, judgment or liability of the Company or to cure any material monetary default on any mortgage secured by a property. The Property Lock-Ups expire periodically through 2008. Upon the expiration of the Property Lock-Ups, the Company is required to use commercially reasonable efforts to prevent any sale, transfer or other disposition of the subject properties from resulting in the recognition of built-in gain to the appropriate Mack Group, Robert Martin Group or Cali Group members.

    ACQUISITIONS AND OTHER TRANSACTIONS. Certain directors and executive officers of the Company (or members of their immediate families or related trusts) and persons who hold more than 5% of the outstanding shares of Common Stock (or Units in the Operating Partnership) had direct or indirect interests in certain transactions involving the Company, the Operating Partnership or their affiliates in the last fiscal year as follows:

    - William L. Mack, a director of the Company, is a principal in the Apollo real estate funds, which owns approximately a 7.5% interest in Insignia/ESG, Inc. ("Insignia"), a publicly-traded commercial leasing and real estate services company. The Company has paid Insignia commissions in the amount of approximately $2,758,000 for the year ended December 31, 2001 on numerous leasing transactions, as well as for the sale of one of its properties. In addition, American Financial Exchange, an unconsolidated joint venture in which the Company has a 50% interest, has paid Insignia approximately $1,305,000 in commissions for the year ended December 31, 2001. The Company currently has engaged Insignia as its exclusive leasing agent at Harborside Financial Center, as well as the Company's broker for the sales of certain of its properties. Additionally, an affiliate of Insignia leases 40,404 square feet of office space at one

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      of the Company's properties, which is scheduled to expire in June 2003.
      The Company recognized $836,000 in revenue under this lease for the year ended December 31, 2001, and had no accounts receivable as of such date.

    - William L. Mack, a director of the Company, and Earle I. Mack, a director of the Company, are the executive officers, directors and stockholders of a corporation that entered into a lease in 2000 at one of the Company's office properties, for approximately 7,801 square feet, which is scheduled to expire November 2005. The Company has recognized $217,000 in revenue under this lease for the year ended December 31, 2001, and had no accounts receivable as of such date.

    - The Company is an investor in ARCap Investors, L.L.C., a joint venture with several participants, which was formed to invest in sub-investment grade tranches of commercial mortgage-backed securities. The Company has invested $20,000,000 in the joint venture. William L. Mack, a director of the Company, is a principal of an entity that owns approximately 28% of the joint venture and has nominated a member of its board of directors. At December 31, 2001, the joint venture held approximately $595,937,000 of assets, comprised principally of subordinated commercial mortgage-backed securities recorded at market value.

    - The Company has engaged certain entities (the "RMC Entities"), whose principals include Martin S. Berger, a former director of the Company and a member of the Company's Advisory Board, Robert F. Weinberg, a director of the Company, and Timothy M. Jones, President of the Company, to perform management, leasing and construction-related services for certain of the Company's properties. During 2001, the Company paid these RMC Entities approximately $77,000 for such services.

    - On August 3, 2001, the Company acquired from certain RMC Entities two office/flex properties aggregating 168,177 square feet located in Hawthorne, Westchester County, New York, for a total cost of approximately $14,846,000.

    - On September 13, 2001, the Company acquired from certain RMC Entities approximately five acres of developable land located in Elmsford, Westchester County, New York, for approximately $1,000,000. The Company has commenced construction of a fully pre-leased 33,000 square foot office/flex building on the acquired land.

    - The Company has a loan payable of $500,000 to a RMC Entity in connection with the Company's acquisition in May 1999 of 2.5 acres of land, which the Company acquired for a total cost of approximately $2,200,000, of which $1,500,000 was paid in cash. The loan requires quarterly payments of interest only at an annual interest rate of 10.5%. Payment of the principal is contingent upon the tenant's status in 2002. The Company incurred $53,000 in interest expense for the year ended December 31, 2001 in connection with this loan.

    - The Company provides management, leasing and related services to properties in which RMC Entities have an ownership interest. The Company recognized approximately $2,072,000 in revenues from these RMC Entities for the year ended December 31, 2001, and had no accounts receivables as of such date.

    - A RMC Entity leases space at one of the Company's office properties for approximately 3,330 square feet, which is scheduled to expire in August 2002. The Company has recognized $89,000 in revenue under this lease for the year ended December 31, 2001, and had no accounts receivable due from the RMC Entity as of such date.

    - Vincent Tese, a director of the Company, also is currently a member of the board of directors of Cablevision, Inc., who, through its affiliates, leases an aggregate of 58,885 square feet of office space, and has several telecom licensing agreements, at the Company's properties. The Company recognized approximately $1,101,000 in total revenue from affiliates of Cablevision, Inc. for the year ended December 31, 2001, and had accounts receivable of $7,000 as of such date.

    - William L. Mack and Vincent Tese, both directors of the Company, also currently are members of the board of directors of Bear, Stearns &
      Co. Inc. Roy Zuckerberg, a director of the Company, also is currently a member of the board of directors of Goldman Sachs & Co. Bear Stearns & Co. Inc. and Goldman Sachs & Co. both have acted as underwriters on several of the Operating Partnership's previously completed public debt offerings.

    - The son of Martin S. Berger, a former director of the Company, who also was a former officer of the Company, served as an officer of and continues to have a financial interest in, a company which provides cleaning and other related services to certain of the Company's properties. The Company has incurred costs from this company of approximately $4,674,000 for the year ended December 31, 2001, and had accounts payable of approximately $4,000 to this company as of such date.

    - In 2001, the director accounts of Nathan Gantcher, Martin D. Gruss, William L. Mack, Alan G. Philibosian, Irvin D. Reid, Vincent Tese, and Roy
      J. Zuckerberg were credited with a stock dividend in the amount of 126.623, 147.313, 147.313, 73.656, 147.313, 147.313 and 126.623,
      respectively, pursuant to the Directors' Deferred Compensation Plan, whereby each non-employee director is entitled to defer all or a specified portion of the annual compensation to be paid to such director. See "Directors' Deferred Compensation Plan" below.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes of ownership (Forms 3, 4 and 5) of the Common Stock with the SEC and the NYSE. Executive officers, directors and greater than 10% holders are required by SEC regulations to furnish the Company with copies of such forms that they file.

    To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company, the Company believes that for the fiscal year 2001, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

MEETINGS OF COMMITTEES AND THE BOARD OF DIRECTORS

    During 2001, the entire Board of Directors met ten times. With the exception of John R. Cali, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which he has been a director) and the total number of meetings held by all committees of the Board of Directors on which he served (during the periods that he served).

    The Board of Directors has four committees: the Executive Committee, the Audit Committee, the Executive Compensation and Option Committee and the Nominating Committee.

    The Executive Committee consists of William L. Mack, chairman, John R. Cali, Nathan Gantcher, Mitchell E. Hersh and Roy J. Zuckerberg. The Executive Committee acts for the Board of Directors in between regularly scheduled meetings of the Board of Directors within certain parameters prescribed by the Board of Directors. The Executive Committee met four times during 2001.

    The Audit Committee consists of Irvin D. Reid, chairman, Brendan T. Byrne, Nathan Gantcher and Roy J. Zuckerberg, each of whom are independent directors of the Company. The Audit Committee makes recommendations concerning the engagement of independent accountants, reviews with the independent accountants the scope and results of the audit engagement, approves professional services provided by the independent accountants, reviews the independence of the independent accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met five times during 2001.

    The Executive Compensation and Option Committee consists of Vincent Tese, chairman, Martin D. Gruss and Alan G. Philibosian. The Executive Compensation and Option Committee establishes remuneration levels for executive officers of the Company and implements incentive programs, including the Company's employee and director stock option plans. The Executive Compensation and Option Committee met four times during 2001.

    The Nominating Committee consists of Vincent Tese, chairman, Nathan Gantcher and Alan G. Philibosian. The Nominating Committee makes recommendations for nominees to the Board of Directors of the Company. Although there are no formal procedures for stockholders to make recommendations for committee appointments or recommendations for nominees to the Board of Directors, the Nominating Committee will consider recommendations from stockholders, which should be addressed to Roger W. Thomas, the Company's Secretary, at the Company's address set forth on the first page of this Proxy Statement. The Nominating Committee met once during 2001.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The Audit Committee of the Board of Directors of the Company, on behalf of the Board of Directors of the Company, serves as an independent and objective party to monitor and provide general oversight of the Company's financial accounting and reporting process, system of internal control, audit process for monitoring compliance with laws and regulations and the Company's standards of business conduct. The Audit Committee performs these oversight responsibilities in accordance with its Audit Committee Charter, which was approved and adopted by the Board of Directors of the Company on June 8, 2000. The Company's management has primary responsibility for preparing the Company's financial statements and the Company's reporting process. The Company's independent accountants and auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America. The Audit Committee met five times during 2001.

    The Audit Committee discussed with the Company's independent accountants and auditors the overall scope and plans for their respective audits. The Audit Committee met with the independent accountants and auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

    In this context, the Audit Committee hereby reports as follows:

        1. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management, including the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

        2. The Audit Committee has discussed with the independent auditor their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU Section 380), as may be modified or supplemented;

        3. The Audit Committee has received the written disclosures and the letter from the independent accountant required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant's independence from management and the Company and considered the compatibility of non-audit services with the auditor's independence; and

        4. Based on the review and discussions referred to in paragraphs
    (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company (and the Board of Directors has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

    The foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

    Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange and meets all other requirements of such Exchange.

                                          AUDIT COMMITTEE
                                          IRVIN D. REID, CHAIRMAN
                                          BRENDAN T. BYRNE
                                          NATHAN GANTCHER
                                          ROY J. ZUCKERBERG

COMPENSATION OF DIRECTORS

    DIRECTORS' FEES. Each non-employee director was paid an annual fee of $20,000, plus $1,000 per board meeting attended, $500 per committee meeting attended and $250 per telephonic meeting participation. The Company does not pay director fees to employee directors, who in fiscal 2001 consisted of Mitchell E. Hersh. Each director also was reimbursed for expenses incurred in attending director and committee meetings. For fiscal year 2001, the Company's non-employee directors received directors' fees or fee equivalents (See "Directors' Deferred Compensation Plan" below) in the amounts set forth in the table below.

    DIRECTORS' DEFERRED COMPENSATION PLAN. Pursuant to the Directors' Deferred Compensation Plan, effective as of January 1, 1999, each non-employee director is entitled to defer all or a specified portion of the annual compensation to be paid to such director. The account of a director who elects to defer such compensation under the Directors' Deferred Compensation Plan is credited with the hypothetical number of stock units, calculated to the nearest thousandths of a unit, determined by dividing the amount of compensation deferred on the deferral date by the closing market price of the Company's Common Stock as reported on the Consolidated Tape of NYSE listed shares on the deferral date. Any stock dividend declared by the Company on its Common Stock results in a proportionate increase in units in the director's account as if such director held shares of Common Stock equal to the number of units in such director's account. Payment of a director's account may only be made in a lump sum in shares of Common Stock equal to the number of units in a director's account after either the director's service on the Board of Directors has terminated or there has been a change in control of the Company. In 2001, the director accounts of Nathan Gantcher, Martin D. Gruss, William L. Mack, Alan G. Philibosian, Irvin D. Reid, Vincent Tese, and Roy J. Zuckerberg were credited with the stock units set forth in the table below.

                          2001 DIRECTORS' COMPENSATION

                                                                               CASH VALUE OF
DIRECTOR                                 CASH FEES   DEFERRED STOCK UNITS   DEFERRED STOCK UNITS
--------                                 ---------   --------------------   --------------------
William L. Mack........................  $  7,500           696.676               $ 20,000
John J. Cali...........................    25,250                 0                      0
Martin S. Berger (1)...................     9,361                 0                      0
Brendan T. Byrne.......................    27,250                 0                      0
John R. Cali...........................    25,500                 0                      0
Nathan Gantcher........................     9,750           696.676                 20,000
Martin D. Gruss........................     6,750           696.676                 20,000
Earle I. Mack..........................    23,500                 0                      0
Alan G. Philibosian....................    17,875           348.337                 10,000
Irvin D. Reid..........................     8,000           696.676                 20,000
Vincent Tese...........................     7,000           696.676                 20,000
Robert F. Weinberg (1).................    14,694                 0                      0
Roy Zuckerberg.........................     7,250           696.676                 20,000
                                         --------         ---------               --------
Total..................................  $189,680         4,528.393               $130,000
                                         ========         =========               ========

------------------------

(1) Mr. Berger resigned from the Board of Directors of the Company on March 6, 2001, at which time Mr. Weinberg was appointed to serve in such capacity. See "Certain Relationships and Related Transactions--Robert Martin Agreement."

    DIRECTORS' STOCK OPTION PLANS. The Company has two director stock option plans: the Director Stock Option Plan of Mack-Cali Realty Corporation (the "Director Stock Option Plan") and the 2000 Director Stock Option Plan (the "2000 Director Stock Option Plan"). References to "Director Option Plans" herein refer to the Director Stock Option Plan and the 2000 Director Stock Option Plan, collectively. Pursuant to the Director Option Plans, each non-employee director is automatically granted a non-statutory option to purchase 5,000 shares of Common Stock in connection with the director's initial election or appointment to the Board of Directors. These grants under the Director Option Plans are made at an exercise price equal to the "fair market value" (as defined under the Director Option Plans) at the time of the grant of the shares of Common Stock subject to such option. The Executive Compensation and Option Committee may make additional discretionary option grants to eligible directors, consistent with the terms of the Director Option Plans. In 2001, each non-employee director was granted 5,000 discretionary options. The Board of Directors may amend, suspend or terminate the Director Option Plans at any time, except that any amendments that would materially increase the cost of either of the Director Option Plans to the Company must be approved by the holders of the majority of issued and outstanding shares of Common Stock of the Company entitled to vote.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation of the chief executive officer and the four most highly compensated executive officers of the Company other than the chief executive officer (collectively, the "Named Executive Officers") for each of the Company's last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM COMPENSATION
                                                                                        -------------------------------------
                                                                                                 AWARDS
                                                                                        -------------------------    PAYOUTS
                                                                                                      SECURITIES     --------
                                        ANNUAL COMPENSATION(1)                          RESTRICTED    UNDERLYING       LTIP
        NAME AND PRINCIPAL          -------------------------------    OTHER ANNUAL        STOCK       OPTIONS/      PAYOUTS
             POSITION                 YEAR     SALARY($)   BONUS($)   COMPENSATION($)   AWARD(S)($)   WARRANTS(#)     ($)(4)
----------------------------------  --------   ---------   --------   ---------------   -----------   -----------    --------
Mitchell E. Hersh ................    2001     1,050,000   460,000        113,946(2)          0               0      264,990
Chief Executive Officer               2000     1,050,000   440,000        104,119(3)          0         200,000(5)   242,138
                                      1999     1,050,000   440,000              0             0               0            0

Timothy M. Jones .................    2001       515,000   395,000         68,367(2)          0               0      158,994
President                             2000       515,000   380,000         62,472(3)          0         120,000(5)   145,283
                                      1999       421,462   275,000              0             0               0            0

Barry Lefkowitz ..................    2001       385,000   275,000         47,572(2)          0               0      110,632
Executive Vice President              2000       385,000   250,000         43,469(3)          0         100,000(5)   101,091
  and Chief Financial Officer         1999       360,385   225,000              0             0               0            0

Roger W. Thomas ..................    2001       325,000   195,000         40,170(2)          0               0       93,418
Executive Vice President,             2000       325,000   185,000         36,706(3)          0         100,000(5)    85,362
  General Counsel and Secretary       1999       312,692   185,000              0             0               0            0

Michael A. Grossman ..............    2001       315,000   185,000          7,292(2)          0               0       16,959
Executive Vice President(8)           2000       250,000   160,000          6,664(3)          0          30,000(6)    15,497
                                      1999       177,019    75,000              0             0           5,000(7)         0


        NAME AND PRINCIPAL           ALL OTHER
             POSITION               COMPENSATION
----------------------------------  ------------
Mitchell E. Hersh ................         0
Chief Executive Officer                    0
                                           0
Timothy M. Jones .................         0
President                                  0
                                           0
Barry Lefkowitz ..................
Executive Vice President
  and Chief Financial Officer
Roger W. Thomas ..................         0
Executive Vice President,                  0
  General Counsel and Secretary            0
Michael A. Grossman ..............         0
Executive Vice President(8)                0
                                           0

--------------------------

(1) The annual compensation portion of this table includes the dollar value of regular annual payments of base salary, bonus and any other annual compensation earned by each Named Executive Officer during the stated fiscal year. Certain base salaries appear slightly higher than the contractual amounts due to when pay periods accrued during fiscal year 2001.

(2) Represents tax gross-up payments relating to restricted stock which vested on January 1, 2001. See footnote 4 hereto.

(3) Represents tax gross-up payments relating to restricted stock which vested on January 1, 2000. See footnote 4 hereto.

(4) In July 1999, the Company entered into amended and restated employment agreements with each of Mitchell E. Hersh, Timothy M. Jones, Barry Lefkowitz and Roger W. Thomas, pursuant to which Messrs. Hersh, Jones, Lefkowitz and Thomas were issued 62,500, 37,500, 26,094 and 22,031 shares of restricted stock, respectively, the vesting of which is contingent upon the satisfaction of certain performance requirements. In March 2001, Mr. Thomas was issued 1,000 shares of restricted stock, the vesting of which is contingent upon the satisfaction of certain performance requirements. There are certain tax gross-up payments that will be made upon such vesting. In addition, in December 1999 and March 2001, pursuant to the Company's Employee Stock Option Plan, Michael A. Grossman was issued 4,000 and 18,519 shares of restricted stock, respectively, the vesting of which is contingent upon the satisfaction of certain performance requirements. There are certain tax gross-up payments that will be made upon such vesting. See "Employment Contracts; Termination of Employment." The shares of restricted stock vest with respect to the recipient on either an annual basis over a five-year vesting period or on a cumulative basis over a seven-year maximum vesting period. The number of shares of restricted stock scheduled to be vested and earned on each vesting date on an annual basis, provided certain performance requirements set forth in the following sentence are satisfied, generally is equal to 15% of the restricted stock on the vesting date in year one, 15% of the restricted stock on the vesting date in year two, 20% of the restricted stock on the vesting date in year three, 25% of the restricted stock on the vesting date in year four and 25% of the restricted stock on the vesting date in year five. Vesting of the restricted stock on an annual basis commenced January 1, 2000, provided one of the following financial tests is met for the measurement period ending on the last day of the Company's fiscal year immediately preceding such vesting date: (A) the Company achieves an eight percent (8%) increase in its funds from operations per common share or (B) stockholders achieve a twelve and three quarters percent (12.75%) total return (dividends, assuming reinvestment upon applicable payment date, plus stock appreciation per share of Common Stock). The Company met the first of such tests for the measurement period ended December 31, 1999. On January 1, 2000, the following shares of restricted stock vested: 9,375, 5,625, 3,914, 3,304 and 600 for Messrs. Hersh, Jones, Lefkowitz, Thomas and Grossman, respectively, together with tax gross-up payments relating thereto. The value of the vested restricted stock and the tax gross-up payments relating thereto are based upon a $25.8281 stock price, which was the price of the Company's Common Stock on the date of vesting. The Company met the first of such tests for the measurement period ended December 31, 2000. On January 1, 2001, the following shares of restricted stock vested: 9,375, 5,625, 3,914, 3,305 and 600 for Messrs. Hersh, Jones, Lefkowitz, Thomas and Grossman, respectively, together with tax gross-up payments relating thereto. The value of the vested restricted stock and the tax gross-up payments relating thereto are based upon a $28.2656 stock price, which was the price of the Company's Common Stock on the date of vesting. The Company also met the first of such tests for the measurement period ended December 31, 2001. On January 1, 2002, the following shares of restricted stock vested: 12,500, 7,500, 5,218, 4,406 and 6,356 for Messrs. Hersh, Jones, Lefkowitz, Thomas and Grossman, respectively, together with tax gross-up payments relating thereto. The value of the vested restricted stock for the measurement period ended December 31, 2001, and the tax gross-up payments relating thereto are based upon a $30.5225 stock price, which was the price of the Company's Common Stock on the date of vesting.

(5) Represents an option to purchase shares of Common Stock at an exercise price of $26.8125 per share.

(6) Represents an option to purchase shares of Common Stock at an exercise price of $26.75 per share.

(7) Represents an option to purchase shares of Common Stock at an exercise price of $24.625 per share.

(8) Michael A. Grossman was appointed Executive Vice President in 2000.

                   AGGREGATED OPTION/WARRANT/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED             IN-THE-MONEY
                                      SHARES                    OPTIONS/WARRANTS/SARS AT      OPTIONS/WARRANTS/SARS AT
                                     ACQUIRED       VALUE          FISCAL YEAR-END(#)            FISCAL YEAR-END ($)
                                        ON         REALIZED    ---------------------------   ---------------------------
NAME                                EXERCISE(#)      ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                -----------   ----------   -----------   -------------   -----------   -------------
Mitchell E. Hersh.................     40,000     175,325.34     379,976        120,000      168,300.00      504,900.00
Timothy M. Jones..................     24,000      99,663.97     311,295         75,000      100,980.00      315,562.50
Barry Lefkowitz...................     20,000      81,200.14     117,137         60,000       84,150.00      252,450.00
Roger W. Thomas...................     20,000      81,200.14     117,137         60,000       84,150.00      252,450.00
Michael A. Grossman...............     12,000      40,512.35      79,832         20,000       32,785.00       84,150.00

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                            ESTIMATED FUTURE PAYOUTS UNDER
                                           NUMBER OF      PERFORMANCE OR      NON-STOCK PRICE-BASED PLANS
                                         SHARES, UNITS     OTHER PERIOD     -------------------------------
                                           OR OTHER      UNTIL MATURATION   THRESHOLD    TARGET    MAXIMUM
NAME                                       RIGHTS(#)      OR PAYOUT (1)     ($ OR #)    ($ OR #)   ($ OR #)
----                                     -------------   ----------------   ---------   --------   --------
Mitchell E. Hersh......................           0                   --        --         --         --
Timothy M. Jones.......................           0                   --        --         --         --
Barry Lefkowitz........................           0                   --        --         --         --
Roger W. Thomas........................       1,000      January 1, 2006        --         --         --
Michael A. Grossman....................      18,519      January 1, 2006        --         --         --

EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT

    MITCHELL E. HERSH EMPLOYMENT AGREEMENT. On July 1, 1999, following the appointment of Mitchell E. Hersh as Chief Executive Officer of the Company on April 18, 1999, the Company and Mr. Hersh amended and restated Mr. Hersh's employment agreement with the Company (the "Amended and Restated Hersh Agreement"), providing for a constant four year term. Mr. Hersh's current annual base salary is $1,050,000, with annual increases within the discretion of the Executive Compensation and Option Committee. Mr. Hersh also is eligible to receive an annual bonus, restricted share awards and options within the discretion of the Board of Directors or the Executive Compensation and Option Committee, as the case may be. Pursuant to the Employee Stock Option Plan, Mr. Hersh was awarded 62,500 shares of restricted stock as of July 1, 1999, and with respect to each tax year in which such shares of restricted stock vest and are distributed to him, Mr. Hersh is entitled to receive a tax gross-up payment from the Company equal to forty-three percent (43%) of the fair market value of such restricted shares at the time of vesting, exclusive of dividends (the "Tax Gross-Up Payments"). Mr. Hersh is required to devote substantially all of his business time to the affairs of the Company and, subject to certain excluded activities, generally is restricted during the term of his employment and in the event his employment is terminated by the Company for cause (as defined in the Amended and Restated Hersh Agreement) or by him without good reason (as defined in the Amended and Restated Hersh Agreement), for a period of one year thereafter, from conducting any office-service, flex or office property development, acquisition or management activities within the continental United States. Mr. Hersh is entitled to (i) receive the aggregate of a cash payment of $8,000,000 (the "Fixed Amount"), reimbursement of expenses incurred prior to the date of termination, and the Tax-Gross-Up Payments applicable to any vested shares of restricted stock, (ii) immediate vesting of all options and incentive compensation payments or programs otherwise subject to a vesting schedule,
(iii) require the Company to repurchase his vested options and (iv) receive continuation of health coverage through the end of his unexpired employment period should his employment be terminated by the Company without cause, by him for good reason or on account of his disability (as defined in the Amended and

Restated Hersh Agreement) or death. Should Mr. Hersh terminate his employment on or within six months following a change in control (as defined in the Amended and Restated Hersh Agreement), Mr. Hersh's termination shall be treated as a termination for good reason. In addition, upon a change in control, and irrespective of whether Mr. Hersh's employment is terminated, the vesting of all options and other incentive compensation is accelerated and Mr. Hersh is entitled to receive a tax gross-up payment to cover any excise taxes payable due to the change in control.

    TIMOTHY M. JONES EMPLOYMENT AGREEMENT. On July 1, 1999, following the appointment of Timothy M. Jones as President of the Company on April 18, 1999, the Company and Mr. Jones amended and restated Mr. Jones' employment agreement with the Company (the "Amended and Restated Jones Agreement"). The terms and conditions of the Amended and Restated Jones Agreement are generally similar to those of the Amended and Restated Hersh Agreement, except that (i) Mr. Jones' current annual base salary is $515,000, with annual increases within the sole discretion of the Chief Executive Officer, (ii) Mr. Jones was awarded 37,500 shares of restricted stock and (iii) the Fixed Amount Mr. Jones will receive is $2,700,000.

    BARRY LEFKOWITZ EMPLOYMENT AGREEMENT. On July 1, 1999, the Company and Barry Lefkowitz amended and restated Mr. Lefkowitz's employment agreement with the Company (the "Amended and Restated Lefkowitz Agreement"). The terms and conditions of the Amended and Restated Lefkowitz Agreement are generally similar to those of the Amended and Restated Jones Agreement, except that
(i) Mr. Lefkowitz's current annual base salary is $395,000, (ii) Mr. Lefkowitz was awarded 26,094 shares of restricted stock and (iii) the Fixed Amount
Mr. Lefkowitz will receive is $2,500,000.

    ROGER W. THOMAS EMPLOYMENT AGREEMENT. On July 1, 1999, the Company and Roger W. Thomas amended and restated Mr. Thomas' employment agreement with the Company (the "Amended and Restated Thomas Agreement"). The terms and conditions of the Amended and Restated Thomas Agreement are generally similar to those of the Amended and Restated Jones Agreement, except that (i) Mr. Thomas' current annual base salary is $335,000, (ii) Mr. Thomas was awarded 22,031 shares of restricted stock and (iii) the Fixed Amount Mr. Thomas will receive is $2,500,000. Mr. Thomas was awarded an additional 1,000 shares of restricted stock in March of 2001.

    MICHAEL A. GROSSMAN EMPLOYMENT AGREEMENT. On December 5, 2000, the Company entered into an employment agreement with Michael A. Grossman (the "Grossman Agreement"). The terms and conditions of the Grossman Agreement are generally similar to those of the Amended and Restated Jones Agreement, except that
(i) the Grossman Agreement provides for an initial three year term, and a constant one year term beginning in December 2002, (ii) Mr. Grossman's current annual base salary is $330,000, (iii) in March 2001, Mr. Grossman was awarded 18,519 shares of restricted stock in addition to the 4,000 shares of restricted stock previously granted to him in 1999, and with respect to each tax year in which such restricted stock vests, Mr. Grossman is entitled to receive a Tax Gross-Up Payment, (iv) the Fixed Amount Mr. Grossman will receive is $1,000,000 and (v) should Mr. Grossman terminate his employment following a change in control, Mr. Grossman's termination will not be treated as a termination for good reason.

EXECUTIVE COMPENSATION AND OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There are no interlocking relationships involving the Company's Board of Directors, which require disclosure under the executive compensation rules of the SEC.

REPORT OF THE EXECUTIVE COMPENSATION AND OPTION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

    EXECUTIVE COMPENSATION PHILOSOPHY. The Executive Compensation and Option Committee will annually consider the appropriate combination of cash and stock-based compensation and weigh the competitiveness of the Company's overall compensation arrangements in relation to comparable real estate investment trusts. From time to time, the Executive Compensation and Option Committee may retain compensation and other management consultants to assist with, among other things, structuring the Company's various compensation programs and determining appropriate levels of salary, bonus and other compensatory awards payable to the Company's executive officers and key employees, as well as to guide the Company in the development of near-term and long-term individual performance objectives necessary to achieve long-term profitability.

    The Executive Compensation and Option Committee believes that a fundamental goal of the Company's executive compensation program should be to provide incentives to create value for the Company's stockholders.

    BASE SALARIES. The base compensation levels for the Company's executive officers in 2001 were set to compensate the executive officers for the functions they will perform as well as to be consideration for certain non-competition provisions in the employment agreements, and were based on the employment agreements entered into in December 1997, as amended and restated in July 1999 and December 2000. The Company believes that the base salaries generally are appropriate as base compensation to compensate the Company's executive officers for the functions they perform and other considerations. Base salaries will be reviewed annually and may be increased by the Executive Compensation and Option Committee or the Chief Executive Officer, as the case may be, in accordance with certain criteria determined primarily on the basis of growth of revenues and funds from operations per share of Common Stock and on the basis of certain other factors, which include (i) individual performance, (ii) the functions performed by the executive officer and (iii) changes in the compensation peer group in which the Company competes for executive talent. The weight given such factors by the Executive Compensation and Option Committee may vary from individual to individual.

    ANNUAL BONUS COMPENSATION. The Company's policy of awarding annual cash bonuses is designed to specifically relate executive pay to Company and individual performance. As a pay-for-performance program, cash bonuses provide financial rewards for the achievement of substantive Company objectives. Actual awards paid are based primarily on actual Company performance. During 2001, discretionary incentive and merit cash bonuses in recognition of services performed during fiscal 2001 were awarded as follows: $460,000 to Mitchell E. Hersh, $395,000 to Timothy M. Jones, $275,000 to Barry Lefkowitz, $195,000 to Roger W. Thomas and $185,000 to Michael A. Grossman.

    EMPLOYEE STOCK OPTION PLAN. The Company has two employee stock option plans: the Employee Stock Option Plan of Mack-Cali Realty Corporation (the "Employee Stock Option Plan") and the 2000 Employee Stock Option Plan (the "2000 Employee Stock Option Plan"). References to "Employee Option Plans" herein refer to the Employee Stock Option Plan and the 2000 Employee Stock Option Plan, collectively. Awards are granted under the Employee Option Plans based on a number of factors, including (i) the executive officer's or key employee's position in the Company, (ii) his or her performance and responsibilities,
(iii) the extent to which he or she already holds an equity stake in the Company, (iv) equity participation levels of comparable executives and key employees at other companies in the compensation peer group and (v) individual contribution to the success of the Company's financial performance. However, the Employee Option Plans do not provide any formulated method for weighing these factors, and a decision to grant an award is based primarily upon the Executive Compensation and Option Committee's evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question. During 2001, no options were granted to the Company's Named Executive Officers. The Company's Employee Option Plans relate closely to traditional forms of equity oriented compensation in the commercial real estate industry. The purpose of the option and other stock based grants is to aid the Company in attracting and retaining quality employees, all advancing the interest of the Company's stockholders by offering employees an incentive to maximize their efforts to promote the Company's economic performance. In addition, to assist the Company in retaining employees and encouraging them to seek long-term appreciation in the value of the Company's stock, awards generally are not exercisable immediately upon grant, but instead vest over a specified period. Accordingly, an employee must remain with the Company for a specified period to enjoy the full economic benefit of an award.

    401(K) SAVINGS PLAN. The Company also maintains a tax-qualified 401(k) savings plan for its eligible employees known as the "Mack-Cali Realty Corporation 401(k) Savings/Retirement Plan" ("401(k) Plan"). Employees who have attained age 21 and completed one-half year of service with the Company are eligible to participate and may elect to defer up to 15% of their base pay on a pre-tax basis to the 401(k) Plan. The Company may make discretionary matching or profit sharing contributions to the 401(k) Plan on behalf of eligible participants in any plan year. In 2001, the Company made discretionary profit sharing contributions of $3,359.70 to the 401(k) Plan for the plan year ended December 31, 2000, on behalf of each of the Named Executive Officers. Participants are always 100% vested in their pre-tax contributions and will begin vesting in any matching or profit sharing contributions made on their behalf after two years of service with the Company at a rate of 20% per year becoming 100% vested after a total of six years of service with the Company. The assets of the 401(k) Plan are held in trust and a separate account is established for each participant. A participant may receive a distribution of his vested account balance in the 401(k) Plan in a single sum or installment payment or in the form of an annuity upon his termination of service with the Company.

    CHIEF EXECUTIVE OFFICER COMPENSATION. Mitchell E. Hersh, the Chief Executive Officer of the Company, received a base salary during 2001 of $1,050,000 pursuant to the employment agreement entered into in December 1997, as amended and restated in July 1999. Mr. Hersh also was paid a cash bonus of $460,000 in recognition of services performed during fiscal 2001. Mr. Hersh received no fees for his service as a Director of the Company during fiscal 2001. The Executive Compensation and Option Committee recognizes Mr. Hersh's contributions to the Company's operations and attempts to ensure that the Chief Executive Officer's compensation is commensurate with the compensation of chief executive officers of comparable corporations. The Board of Directors deemed such bonus and Mr. Hersh's total compensation appropriate in light of Mr. Hersh's substantial contribution to the Company's growth and success in 2001.

                                        EXECUTIVE COMPENSATION AND OPTION
                                        COMMITTEE OF THE BOARD OF DIRECTORS

                                        VINCENT TESE, CHAIRMAN
                                        MARTIN D. GRUSS
                                        ALAN G. PHILIBOSIAN

PERFORMANCE GRAPH

    The following graph compares total stockholder returns from December 31, 1996 through December 31, 2001 to the Standard & Poor's 500 Index ("S&P 500") and to the National Association of Real Estate Investment Trusts, Inc.'s Equity REIT Total Return Index ("NAREIT"). The graph assumes that the value of the investment in the Company's Common Stock and in the S&P 500 and NAREIT indices was $100 at December 31, 1996 and that all dividends were reinvested. The Company's Common Stock's price on December 31, 1996 (on which the graph is based) was $30.875. The stockholder return shown on the following graph is not necessarily indicative of future performance.

          COMPARISON OF CUMULATIVE TOTAL RETURN AMONG MACK-CALI REALTY CORPORATION, THE S&P 500 INDEX AND THE NAREIT EQUITY REIT INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           12/31/96  12/31/97  12/31/98  12/31/99  12/31/00  12/31/01
Mack-Cali       100    140.29    112.05    102.17    122.31    144.69
S&P 500         100    133.36    171.48    207.56    188.66    166.24
NAREIT          100    120.26     99.21     94.63    119.58    136.24

                                 PROPOSAL NO. 2
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    PricewaterhouseCoopers LLP served as the Company's independent accountants for the fiscal year ended December 31, 2001, and has been appointed by the Audit Committee and the Board of Directors to continue as the Company's independent accountants for the fiscal year ending December 31, 2002. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of votes cast on the matter, then the appointment of independent accountants will be reconsidered by the Board of Directors. Unless marked to the contrary, proxies received will be voted for ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2002.

    A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

    Your ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2002 does not preclude the Board of Directors of the Company from terminating its engagement of PricewaterhouseCoopers and retaining a new independent accountant, if it determines that such an action would be in the best interests of the Company. If the Company elects to retain a new independent accountant, such accountant will be another "Big 5" accounting firm.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

AUDIT FEES

    The aggregate fees incurred by the Company for professional services rendered by PricewaterhouseCoopers LLP in connection with the audit of the Company's fiscal 2001 financial statements and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 were $365,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    No services were performed by, or fees billed for the professional services rendered by, PricewaterhouseCoopers LLP in connection with financial information systems design and implementation projects for the year ended December 31, 2001.

ALL OTHER FEES

    All other fees incurred by the Company for services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2001 aggregated $176,378.

    The Audit Committee considered whether the provision of services described above under "All Other Fees" is compatible with maintaining
PricewaterhouseCoopers LLP's independence, and concluded that it was compatible.

                                 PROPOSAL NO. 3

    APPROVAL OF AN AMENDMENT TO THE 2000 EMPLOYEE STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER.

    The Board of Directors and the stockholders of the Company approved the adoption of the 2000 Employee Stock Option Plan on September 11, 2000. An aggregate of 2,500,000 shares of the Company's Common Stock were originally authorized for issuance in connection with grants under the 2000 Employee Stock Option Plan. As of March 15, 2002, 840,616 of such shares remained available for future grants, 1,366,453 of such shares are allocated to options previously granted but unexercised and 205,405 of such shares have been issued in connection with the exercise of options previously granted. In addition, to date, 87,526 shares of restricted stock and no SARs have been awarded under the 2000 Employee Stock Option Plan. The Board has amended the 2000 Employee Stock Option Plan, subject to stockholder approval, to increase the number of shares of Common Stock of the Company authorized for issuance of grants under the 2000 Employee Stock Option Plan by 1,500,000, to a total of 4,000,000. The Company intends to register the 1,500,000 share increase on Form S-8 under the Securities Act of 1933, as amended, as soon as practicable after receiving stockholder approval.

    The Board of Directors believes that approval of this amendment to the 2000 Employee Stock Option Plan is in the best interests of the Company and its stockholders because the availability of an adequate number of shares reserved for issuance under the 2000 Employee Stock Option Plan and the ability to grant stock options and make other stock-based awards thereunder is an important factor in attracting, motivating and retaining qualified personnel essential to the success of the Company.

SUMMARY OF THE PROVISIONS OF THE 2000 EMPLOYEE STOCK OPTION PLAN, AS AMENDED

    The following summary of the 2000 Employee Stock Option Plan, as amended, is qualified in its entirety by the specific language of the 2000 Employee Stock Option Plan, a copy of which has been publicly filed with the Securities and Exchange Commission and is available to any stockholder upon request.

    GENERAL. The purposes of the 2000 Employee Stock Option Plan are to attract and retain the best personnel for positions of responsibility and to provide additional incentives to employees, consultants and advisors whose efforts are deemed worthy of encouragement to promote the growth and success of the Company. The 2000 Employee Stock Option Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code to employees of the Company and for the grant of nonstatutory stock options, stock appreciation rights ("SARs") and restricted stock to employees, consultants and advisors of the Company. The Board of Directors has amended the 2000 Employee Stock Option Plan, subject to stockholder approval, to increase the number of shares authorized for issuance thereunder by 1,500,000, from 2,500,000 to 4,000,000. In the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, exchange of shares, combination, or like change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the 2000 Employee Stock Option Plan and to any outstanding awards. To the extent any outstanding option under the 2000 Employee Stock Option Plan expires or terminates prior to its exercise in full, or if any shares of restricted stock or SARs are forfeited, the shares of Common Stock underlying such option, SARs or restricted stock will be returned to the 2000 Employee Stock Option Plan and made available for future grants.

    The Company also utilizes its Employee Stock Option Plan adopted in 1994. An aggregate of 4,980,188 shares of the Company's Common Stock are currently authorized for issuance in connection with grants under the Employee Stock Option Plan. As of March 15, 2002, 395,527 of such shares remained available for future grants, 2,417,539 of such shares are allocated to options previously granted but unexercised and 1,960,629 of such shares have been issued in connection with the exercise of options previously granted. In addition, to date, 206,493 shares of restricted stock and no SARs have been awarded under the Employee Stock Option Plan.

    ADMINISTRATION. The 2000 Employee Stock Option Plan is administered by the Executive Compensation and Option Committee of the Board of Directors of the Company. With respect to the participation of individuals who are subject to
Section 16 of the Exchange Act, the 2000 Employee Stock Option Plan is administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. Subject to the provisions of the 2000 Employee Stock Option Plan, the Executive Compensation and Option Committee determines the persons to whom grants of options, SARs, and shares of restricted stock are to be made, the number of shares of Common Stock to be covered by each grant and all other terms and conditions of the grant. If an option is granted, the Executive Compensation and Option Committee determines whether the option is an incentive stock option or a nonstatutory stock option, the option's vesting and exercisability, the amount and type of consideration to be paid to the Company upon the option's exercise and the other terms and conditions of the grant. The terms and conditions of restricted stock and SAR awards are also determined by the Executive Compensation and Option Committee. The Executive Compensation and Option Committee has the responsibility to interpret the 2000 Employee Stock Option Plan and to make determinations with respect to all awards granted under the 2000 Employee Stock Option Plan. All determinations of the Executive Compensation and Option Committee are final and binding on all persons having an interest in the 2000 Employee Stock Option Plan or in any award made under the 2000 Employee Stock Option Plan. The costs and expenses of administering the 2000 Employee Stock Option Plan are borne by the Company.

    ELIGIBILITY. All employees, consultants and advisors who in the judgment of the Executive Compensation and Option Committee are considered important to the future of the Company (including officers and directors of the Company who are also employees) are eligible to participate in the 2000 Employee Stock Option Plan. Non-employee directors of the Company may not participate.

    TERMS AND CONDITIONS OF OPTION GRANTS. Each option granted under the 2000 Employee Stock Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares of the Company's Common Stock subject to the option and all of the other terms and conditions of the option, consistent with the requirements of the 2000 Employee Stock Option Plan. The per share exercise price of an incentive stock option may not be less than 100% of the fair market value of a share of Common Stock on the date of the option's grant and the term of any such option shall expire on the tenth anniversary of the date of the option's grant. In addition, the per share exercise price of any incentive stock option granted to a person who at the time of the grant owns stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant and such option shall expire on the fifth anniversary of the date of the option's grant. After the Company grants an option pursuant to the 2000 Employee Stock Option Plan, such option may not be re-priced by the Company.

    Generally, options may be exercised by the payment of the exercise price in cash, certified check or wire transfer, or, subject to the approval of the Executive Compensation and Option Committee, in cash equivalents, such as through the tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, by way of a loan or in any combination of these methods.

    Options granted under the 2000 Employee Stock Option Plan will become exercisable at such times as may be specified by the Executive Compensation and Option Committee, and generally become exercisable in five equal annual installments on December 31 subject to the optionee's continued employment or service with the Company. The maximum term of options granted under the

2000 Employee Stock Option Plan is ten years. Options are generally nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee, or his guardian or legal representative, except that, subject to certain restrictions, in respect of incentive options, an optionee may, if permitted by the Executive Compensation and Option Committee in its discretion, transfer an award or any portion thereof, to one or more members of the optionee's immediate family.

    TERMS AND CONDITIONS OF OTHER AWARDS. Each SAR or restricted stock award made under the 2000 Employee Stock Option Plan is also evidenced by a written agreement between the Company and the award holder specifying the number of shares of Common Stock subject to the award and the other necessary terms and conditions, consistent with the requirements of the 2000 Employee Stock Option Plan. A SAR may be granted separately or in conjunction with the grant of an option. The terms included in the written agreements evidencing these awards are summarized below.

    If a SAR is granted, the written agreement will specify if the SAR is being granted separately or with respect to an outstanding option. In general, if a SAR is granted with respect to an option, the exercise of the option will cancel the SAR and the exercise of the SAR will cancel the option. An agreement evidencing the SAR will also describe when the SAR will become vested and exercisable, subject to the award holder's continued employment by the Company, and the per share grant price. Upon settlement of the SAR award, occurring at exercise, the award holder will receive a cash distribution of the difference between the grant price of the Common Stock underlying the SAR and its fair market value on the date of exercise.

    If shares of restricted stock are awarded, the agreement will specify the per share grant price of the Common Stock subject to the restrictions, if any, the conditions that will result in the automatic and complete forfeiture of the shares and the time and manner in which the restrictions will lapse, subject to the award holder's continued employment by the Company. Upon settlement of the restricted stock award, occurring upon the lapse of the restrictions, the shares of Common Stock subject to the award will become immediately distributable to the participant.

    At the close of trading on April 1, 2002, the closing price of the Company's Common Stock was $33.99.

    CHANGE OF CONTROL PROVISIONS. In general, a "Change of Control" will be deemed to occur upon any of the following events in which the stockholders of the Company do not retain, directly or indirectly, at least thirty percent of the voting power of the Company or its successor: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company, (ii) a merger in which the Company is a party, or
(iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or upon the purchase of any Common Stock pursuant to a tender or exchange offer other than an offer by the Company, or upon the acquisition by a person or group of persons of thirty percent or more of the Common Stock outstanding immediately prior to such acquisition. If a participant terminates employment within six months following a "Change of Control," all of the options and SARs previously granted to him shall automatically become vested and immediately exercisable. Upon a "Change of Control" the restrictions applicable to the restricted stock will automatically lapse and the Common Stock subject to the restricted stock award will become immediately distributable to the participant.

    TERMINATION OR AMENDMENT OF THE 2000 EMPLOYEE STOCK OPTION PLAN. Unless sooner terminated, no awards may be granted under the 2000 Employee Stock Option Plan after September 11, 2010. The Board of Directors may terminate or amend the 2000 Employee Stock Option Plan at any time, but the Board of Directors may not amend the 2000 Employee Stock Option Plan to increase the total number of shares of Common Stock reserved for issuance of awards or adopt any amendment that would materially increase the cost of the 2000 Employee Stock Option Plan to the Company without stockholder approval. No amendment may be adopted that would adversely affect an outstanding option or award without the participant's consent.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE 2000 EMPLOYEE STOCK OPTION
  PLAN

    The following summary is intended only as a general guide as to the federal income tax consequences under current law with respect to participation in the 2000 Employee Stock Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of awards made under the 2000 Employee Stock Option Plan are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable.

    INCENTIVE STOCK OPTIONS. Options designated as incentive stock options are intended to fall within the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of such an option. If an optionee does not dispose of his shares for two years following the date the option was granted or within one year following the transfer of the shares upon exercise of the option, the gain on the sale of the shares (which is the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain. If an optionee satisfies such holding periods, upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of the shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the date of exercise and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of the disqualifying disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by Section 162(m) of the Code.
Section 162(m) of the Code disallows a public company's deductions for certain employee remuneration exceeding $1,000,000 per year.

    NONSTATUTORY STOCK OPTIONS. Options that do not qualify as incentive stock options are nonstatutory stock options and have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option.

    Upon the exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (which is generally the date of exercise). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the sale of the shares at a profit would subject the optionee to suit under Section 16(b) of the Exchange Act, in which case the determination date is the date the sale of the shares at a profit would no longer subject the optionee to suit under Section 16(b) of the Exchange Act. (Section 16(b) of the Exchange Act generally is applicable only to officers, directors and beneficial owners of more than 10% of the Common Stock of the Company.) Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by Section 162(m) of the Code.

    SARS AND RESTRICTED STOCK AWARDS. A participant will not be required to recognize any income for federal income tax purposes upon the grant of a SAR or shares of restricted stock. However, upon settlement of the SAR award (the date of its exercise), the participant will be required to recognize as ordinary income the difference between the strike price and the fair market value on the date of its exercise of the shares of Common Stock on which the SAR award is based. This amount will be taxed at ordinary federal income tax rates. Upon settlement of the restricted stock award (the date the shares become distributable), the participant will be required to recognize as ordinary income the fair market value of the shares of Common Stock on such date. The Company should be entitled to a deduction equal to the amount of the ordinary income recognized by the participant upon the settlement of the SAR or restricted stock award to the extent permitted by Section 162(m) of the Code.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    Assuming a quorum is present, the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required for approval of this Proposal No. 3, provided that the total votes cast on this proposal represent 50% in interest of all securities entitled to vote on this proposal. For purposes of the vote on this Proposal No. 3, an abstention or a broker non-vote will have the effect of a vote against this proposal unless the total votes cast on this proposal represent more than 50% in interest of all securities entitled to vote on this proposal, in which event neither an abstention nor a broker non-vote will have any effect on the result of the vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE INCREASE IN THE SHARE RESERVE OF THE 2000 EMPLOYEE STOCK OPTION PLAN BY 1,500,000 SHARES.

                                 PROPOSAL NO. 4

    APPROVAL OF AN AMENDMENT TO THE 2000 DIRECTOR STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER.

    The Board of Directors and the stockholders of the Company approved the adoption of the 2000 Director Stock Option Plan on September 11, 2000. An aggregate of 200,000 shares of the Company's Common Stock are currently authorized for issuance in connection with grants under the 2000 Director Stock Option Plan. As of March 15, 2002, 200,000 of such shares remained available for future grants. The Board has amended the 2000 Director Stock Option Plan, subject to stockholder approval, to increase the number of shares of Common Stock of the Company authorized for issuance of grants under the 2000 Director Stock Option Plan by 150,000, to a total of 350,000. The Company intends to register the 150,000 share increase on Form S-8 under the Securities Act of 1933, as amended, as soon as practicable after receiving stockholder approval.

    The Board of Directors believes that approval of this amendment to the 2000 Director Stock Option Plan is in the best interests of the Company and its stockholders because the availability of an adequate number of shares reserved for issuance under the 2000 Director Stock Option Plan and the ability to grant stock options and make other stock-based awards thereunder is an important factor in attracting, motivating and retaining qualified personnel essential to the success of the Company.

SUMMARY OF THE PROVISIONS OF THE 2000 DIRECTOR STOCK OPTION PLAN, AS AMENDED

    The following summary of the 2000 Director Stock Option Plan, as amended, is qualified in its entirety by the specific language of the 2000 Director Stock Option Plan, a copy of which has been publicly filed with the Securities and Exchange Commission and is available to any stockholder upon request.

    GENERAL. The 2000 Director Stock Option Plan is designed to enable the Company to attract and retain persons of outstanding competence to serve as members of the Board of Directors and the Advisory Board of the Company and to provide a direct link between directors' or Advisory Board members' compensation and stockholder value. Participation in the 2000 Director Stock Option Plan is restricted to non-employee directors and Advisory Board members and only nonstatutory options to purchase shares of Common Stock will be granted. The Board of Directors has amended the 2000 Director Stock Option Plan, subject to stockholder approval, to increase the number of shares authorized for issuance thereunder by 150,000, from 200,000 to 350,000. The 2000 Director Stock Option Plan also provides that in the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, exchange of shares, combination, or like change in the capital structure of the Company, appropriate adjustments will be made to the shares of Common Stock subject to the 2000 Director Stock Option Plan and to any outstanding awards. To the extent any outstanding option expires or terminates prior to its exercise in full, the shares of Common Stock underlying such option will be returned to the 2000 Director Stock Option Plan and made available for future grants.

    The Company also utilizes its Director Stock Option Plan adopted in 1994. An aggregate of 400,000 shares of the Company's Common Stock are currently authorized for issuance in connection with grants under the Director Stock Option Plan. As of March 15, 2002, 61,000 of such shares remained available for future grants, 320,000 of such shares are allocated to options previously granted but unexercised and 19,000 of such shares have been issued in connection with the exercise of options previously granted.

    ADMINISTRATION. The 2000 Director Stock Option Plan is administered by the Executive Compensation and Option Committee of the Board of Directors of the Company in compliance with the requirements of Rule 16b-3 of the Exchange Act. Initial stock option grants, including all conditions of such grants, that are made to eligible non-employee directors under the 2000 Director Stock Option

Plan are non-discretionary and are dictated by the written terms of the 2000 Director Stock Option Plan. Under the 2000 Director Stock Option Plan, upon an eligible director's initial election or appointment to the Board of Directors of the Company, the director is automatically granted a non-statutory stock option to purchase 5,000 shares of Common Stock at its fair market value on the date of grant. The Executive Compensation and Option Committee may make additional discretionary options grants to eligible directors and Advisory Board members, consistent with the terms of the 2000 Director Stock Option Plan. All options granted under the 2000 Director Stock Option Plan are non-statutory stock options. Subject to certain specific limitations and restrictions set forth in the 2000 Director Stock Option Plan, the Executive Compensation and Option Committee has the authority to interpret the 2000 Director Stock Option Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the 2000 Director Stock Option Plan and to make all determinations necessary or advisable for the administration of the 2000 Director Stock Option Plan. The costs and expenses of administering the 2000 Director Stock Option Plan are borne by the Company.

    ELIGIBILITY. Participation in the 2000 Director Stock Option Plan is limited to persons who serve as members of the Board of Directors and the Advisory Board of the Company and who, at the time of the option grant, are not employees of the Company. For purposes of determining the exercise period of grants under the 2000 Director Stock Option Plan, any member of the Board of Directors who resigns as a director in order to become a member of the Advisory Board shall be deemed during his period of service as a member of the Advisory Board to be a continuing member of the Board of Directors and any member of the Advisory Board who resigns as a member of the Advisory Board to become a member of the Board of Directors shall be deemed during his period of service as a member of the Board of Directors to be a continuing member of the Advisory Board.

    TERMS AND CONDITIONS OF OPTION GRANTS. The 2000 Director Stock Option Plan provides for each non-employee director automatically to receive, upon his or her initial election to office or appointment to the Board of Directors, an option to acquire 5,000 shares of Common Stock at a price equal to the fair market value at the date of the grant of the shares of Common Stock subject to such option. At the close of trading on April 1, 2002, the closing price of the Company's Common Stock was $33.99. Pursuant to the terms of the 2000 Director Stock Option Plan, each automatic option shall become vested and exercisable on the earlier of (i) the first anniversary of the grant date, provided the director remains in the continuous service of the Board of Directors, during such period or (ii) upon the director's termination of the director's service due to retirement, death or disability. If a director's service is terminated for "cause" all awards granted to the director under the 2000 Director Stock Option Plan will automatically be forfeited. In the event a director's service on the Board of Directors terminates, other than due to retirement, death or disability or termination for "cause", before the options have vested, any unvested option shall be canceled and the director shall have no further right or interest in the forfeited option. The 2000 Director Stock Option Plan does not provide for the vesting of outstanding options to be accelerated upon a "Change of Control" of the Company. Unless terminated earlier each option shall remain outstanding until the tenth anniversary of the grant date.

    All of the terms and conditions of option grants are specified in a written agreement between the Company and the optionee. In addition, the Executive Compensation and Option Committee may make additional discretionary option grants to eligible directors and members of the Advisory Board the terms of which shall be determined by the Executive Compensation and Option Committee, consistent with the provisions of the 2000 Director Stock Option Plan and specified in a written agreement. Neither the existence of the 2000 Director Stock Option Plan, nor the granting of an option thereunder, will be construed to limit, in any way, the right of the Company or its stockholders to elect a person to serve as a director or the right of the Board of Directors to appoint a person to serve as a member of the Advisory Board. In addition, nothing in the 2000 Director Stock Option Plan shall be construed to give any director or Advisory Board member the right to a grant of an option under the

2000 Director Stock Option Plan unless the express terms and conditions of the 2000 Director Stock Option Plan are satisfied.

    Options may be exercised by the payment of the exercise price in cash, certified check or wire transfer or, subject to the approval of the Executive Compensation and Option Committee, in cash equivalents, such as through the tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, by way of a loan or in any combination of these methods. Options are generally nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee.

    TERMINATION OR AMENDMENT OF THE 2000 DIRECTOR STOCK OPTION PLAN. Unless sooner terminated, no awards may be granted under the 2000 Director Stock Option Plan after September 11, 2010. The Board of Directors may terminate or amend the 2000 Director Stock Option Plan at any time, but the Board of Directors may not amend the 2000 Director Stock Option Plan to increase the total number of shares of Common Stock reserved for issuance of awards or adopt any amendment that would materially increase the cost of the 2000 Director Stock Option Plan to the Company without stockholder approval. No amendment may be adopted that would adversely affect an outstanding option or award without the participant's consent.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE 2000 DIRECTOR STOCK OPTION
  PLAN.

    In general, no gain or loss is recognized by the option holder at the time an option is granted under the 2000 Director Stock Option Plan. Upon the exercise of an option, the difference between the fair market value of the Common Stock on the date of exercise and the option price will be taxable as compensation income to the option holder and the Company would be entitled to a deduction for federal income tax purposes for the same amount. Upon a subsequent sale or exchange of stock acquired pursuant to the exercise of an option, the option holder would have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. The foregoing statements are intended to summarize the general principles of current federal income tax law applicable to options that may be granted under the 2000 Director Stock Option Plan. The tax consequences of awards made under the 2000 Director Stock Option Plan are complex, subject to change and may vary depending on the taxpayer's particular circumstances.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

    Assuming a quorum is present, the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required for approval of this Proposal No. 4, provided that the total votes cast on this proposal represent 50% in interest of all securities entitled to vote on this proposal. For purposes of the vote on this Proposal No. 4, an abstention or a broker non-vote will have the effect of a vote against this proposal unless the total votes cast on this proposal represent more than 50% in interest of all securities entitled to vote on this proposal, in which event neither an abstention nor a broker non-vote will have any effect on the result of the vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE INCREASE IN THE SHARE RESERVE OF THE 2000 DIRECTOR STOCK OPTION PLAN BY 150,000 SHARES.

                                 PROPOSAL NO. 5
                              STOCKHOLDER PROPOSAL

    Thomas J. Harrington, on behalf of the Massachusetts State Carpenters Pension Fund, 350 Fordham Road, Wilmington, MA 01887, the owner of 760 shares of the Company's common stock, has notified the Company of his intention to introduce the following proposal at the Annual Meeting. The proposal and the proponent's supporting statement, for which the Board of Directors and the Company accept no responsibility, appear below in italics.

    THE BOARD OF DIRECTORS OF THE COMPANY STRONGLY OPPOSES ADOPTION OF THE PROPOSAL AND ASKS STOCKHOLDERS TO REVIEW THE BOARD'S RESPONSE, WHICH FOLLOWS THE PROPOSAL AND THE PROPONENT'S SUPPORTING STATEMENT.

    "RESOLVED, THAT THE SHAREHOLDERS OF MACK-CALI REALTY CORPORATION ("COMPANY") REQUEST BUT NOT REQUIRE THAT THE BOARD OF DIRECTORS SEEK SHAREHOLDER APPROVAL FOR FUTURE EXECUTIVE OFFICER SEVERANCE PAY AGREEMENTS, COMMONLY REFERRED TO AS "GOLDEN PARACHUTES."

    SUPPORTING STATEMENT

    SENIOR EXECUTIVE SEVERANCE OR TERMINATION PAY AGREEMENTS, COMMONLY REFERRED TO AS "GOLDEN PARACHUTES," HAVE CONTRIBUTED TO THE PUBLIC AND SHAREHOLDER PERCEPTION THAT MANY SENIOR EXECUTIVE OFFICERS OF MAJOR COMPANIES ARE MORE CONCERNED WITH THEIR OWN PERSONAL INTEREST THAN THEIR BOARD RESPONSIBILITIES TO THE COMPANY THEY ARE EMPOWERED TO LEAD.

    OUR COMPANY CURRENTLY HAS VERY GENEROUS SEVERANCE AND CHANGE-IN-CONTROL AGREEMENTS WITH KEY EXECUTIVES THAT PROVIDE FOR PAYMENTS AND OTHER BENEFITS IF THE EXECUTIVE IS TERMINATED WITHOUT "CAUSE" OR IF A CHANGE IN CONTROL OCCURS. FOR EXAMPLE, THE COMPANY'S MOST RECENT PROXY STATEMENT DESCRIBES THE PAYMENTS TO BE MADE TO CHIEF EXECUTIVE OFFICER MITCHELL HERSH:

       MR. HERSH IS ENTITLED TO (I) RECEIVE THE AGGREGATE OF A CASH PAYMENT OF $8,000,000 (THE "FIXED AMOUNT"), REIMBURSEMENT OF EXPENSES INCURRED PRIOR TO THE DATE OF TERMINATION, AND THE TAX-GROSS-UP PAYMENTS APPLICABLE TO ANY VESTED SHARES OF RESTRICTED STOCK, (II) IMMEDIATE VESTING OF ALL OPTIONS AND INCENTIVE COMPENSATION PAYMENTS OR PROGRAMS OTHERWISE SUBJECT TO A VESTING SCHEDULE, (III) REQUIRE THE COMPANY TO REPURCHASE HIS VESTED OPTIONS AND (IV) RECEIVE CONTINUATION OF HEALTH COVERAGE THROUGH THE END OF HIS UNEXPIRED EMPLOYMENT PERIOD SHOULD HIS EMPLOYMENT BE TERMINATED BY THE COMPANY WITHOUT CAUSE, BY HIM FOR GOOD REASON OR ON ACCOUNT OF HIS DISABILITY (AS DEFINED IN THE AMENDED AND RESTATED HERSH AGREEMENT) OR DEATH. SHOULD MR. HERSH TERMINATE HIS EMPLOYMENT ON OR WITHIN SIX MONTHS FOLLOWING A CHANGE IN CONTROL (AS DEFINED IN THE AMENDED AND RESTATED HERSH AGREEMENT), MR. HERSH'S TERMINATION SHALL BE TREATED AS A TERMINATION FOR GOOD REASON. IN ADDITION, UPON A CHANGE IN CONTROL, AND IRRESPECTIVE OF WHETHER MR. HERSH'S EMPLOYMENT IS TERMINATED, THE VESTING OF ALL OPTIONS AND OTHER INCENTIVE COMPENSATION SHALL BE ACCELERATED AND MR. HERSH WOULD BE ENTITLED TO RECEIVE A TAX GROSS-UP PAYMENT TO COVER ANY EXCISE TAXES PAYABLE DUE TO THE CHANGE IN CONTROL.

    GOLDEN PARACHUTE ARRANGEMENTS ARE ALSO OFFERED TO PRESIDENT TIMOTHY JONES, WITH A "FIXED AMOUNT" OF $2,700,000; EXECUTIVE VICE PRESIDENT BARRY LEFKOWITZ ("FIXED AMOUNT" OF $2,500,000); AND EXECUTIVE VICE PRESIDENT ROGER THOMAS ("FIXED AMOUNT" OF $2,500,000).

    THE JUSTIFICATION OFFERED FOR THE GRANTING OF THESE GENEROUS BENEFITS IS THAT THEY ARE NECESSARY TO ATTRACT AND RETAIN TALENTED EXECUTIVES AND KEEP THEM MOTIVATED TO ACHIEVE STRONG PERFORMANCE. WE BELIEVE THAT THE VERY GENEROUS COMPENSATION THESE INDIVIDUALS RECEIVE AS WELL AS THEIR FIDUCIARY DUTIES TO SHAREHOLDERS SHOULD PROVIDE SUFFICIENT MOTIVATION FOR THESE EXECUTIVES TO PERFORM THEIR DUTIES. AS REGARDS ANY FUTURE EXECUTIVE SEVERANCE AGREEMENTS, WE ALSO BELIEVE THAT SHAREHOLDERS SHOULD BE GIVEN THE RIGHT TO APPROVE OR DISAPPROVE THEM.

    WE URGE ALL SHAREHOLDERS TO VOTE "FOR" THIS PROPOSAL URGING THE BOARD TO ALLOW SHAREHOLDERS AN OPPORTUNITY TO EVALUATE THE MERITS OF FUTURE EXECUTIVE OFFICER SEVERANCE AGREEMENTS BEFORE SUCH GENEROUS BENEFITS ARE GRANTED.

    WE URGE YOU TO VOTE FOR THIS PROPOSAL"

THE BOARD OF DIRECTORS' STATEMENT AGAINST STOCKHOLDER PROPOSAL

    The Board of Directors believes that the proposal submitted by the proponent is not in your best interests as a stockholder of the Company for the reasons set forth below. We recommend that you vote AGAINST the proposal.

    The Company's Executive Compensation and Option Committee (the "Committee"), an independent Board committee of non-employee directors, oversees executive compensation. The Company's executive compensation packages are designed to attract and retain highly qualified executives and to motivate them to maximize stockholder returns. The Committee recognizes its responsibility to make executive compensation decisions in a manner it believes to be in the best interest of the Company and its stockholders. The Committee, on an ongoing basis, devotes considerable time and effort to compensation issues, including the balance to be struck among the various objectives of that program. The Board of Directors believes that it is ultimately in the stockholders' best interest that the responsibility for this ongoing process continue to be vested in the Committee, subject to the ultimate authority of the Board of Directors.

    In addition, it would be detrimental to the Company's interests to require that, whenever a severance arrangement with a current or prospective executive officer is proposed, the Company must first convene a stockholders meeting to seek approval of the severance arrangement prior to finalizing a key term of the executive's employment. In such a circumstance, we would have to wait until the next scheduled annual meeting or call a special meeting of stockholders for this purpose--a process that customarily takes many months and is an expensive process for the Company. This delay and the uncertainty as to whether the severance arrangement would ultimately be approved by stockholders could impair the Company's ability to attract or retain talented executives to manage its business. In addition, such delay and uncertainty would make it difficult for the Company to compete with other similarly situated companies in recruiting executives because executive candidates may not want to engage in this timely and burdensome process. It is for these reasons that public companies do not typically operate in this manner. We believe that it is better if the Company's Board and its committees have the flexibility and authority to determine the terms and levels of severance benefits when they decide to hire or retain any of the Company's executive officers.

    Many other public companies in the United States have severance and other arrangements for their officers and employees that provide for payments and other benefits upon termination, including terminations that follow a change in control. Executive Compensation Advisory Services reported in 1999 that approximately 84% of Fortune 1000 companies had provisions for severance payments, accelerated vesting of options, or both, following a change in control. When used judiciously, as in the case of the Company, we believe that these arrangements protect stockholder interests by helping stabilize management during the periods of uncertainty that accompany changes of control.

    In order to retain and attract top quality management, the Board of Directors needs to be able to enter into severance arrangements with such personnel promptly, without the attendant delay of calling a special stockholders meeting.

    Pursuant to Maryland law, companies are managed by their boards of directors and not by their stockholders. Thus, even if Proposal No. 5 is adopted, it will have no binding legal effect, and the Board of Directors of the Company may choose not to abide by it.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

    The Company intends to hold its 2003 annual meeting of stockholders in May 2003. To be considered for inclusion in the Company's notice of meeting and proxy statement for, and for presentation at, the annual meeting of the Company's stockholders to be held in 2003, a stockholder proposal must be received by Roger W. Thomas, Secretary, Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016, no later than December 6, 2002, and must otherwise comply with applicable rules and regulations of the SEC, including Rule 14a-8 of the Exchange Act.

    The Company's by-laws require advance notice of any proposal by a stockholder intended to be presented at an annual meeting that is not included in the Company's notice of meeting and proxy statement because it was not timely submitted under the preceding paragraph, or made by or at the direction of any member of the Board of Directors, including any proposal for the nomination for election as a director. To be considered for such presentation at the annual meeting of the Company's stockholders to be held in 2003, any such stockholder proposal must be received by Roger W. Thomas, Secretary, Mack-Cali Realty Corporation, no earlier than January 14, 2003 and no later than February 13, 2003, and discretionary authority may be used if untimely submitted.

    The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Roger W. Thomas, Secretary, Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016.

                                 OTHER MATTERS

    The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies authorized pursuant to this Proxy Statement will be voted in respect thereof and in accordance with the judgments of the persons voting the proxies.

    It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or to promptly authorize a proxy to vote your shares by Internet or telephone in accordance with the instructions on the accompanying proxy card.

                                                       By Order of the Board of Directors,

                                                                       /s/ ROGER W. THOMAS
                                                            -----------------------------------------
                                                                         Roger W. Thomas
                                                                            Secretary

Date:  April 5, 2002
     Cranford, New Jersey

                                     [LOGO]

        IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

                                           April 5, 2002

Dear Stockholder:

    The Securities and Exchange Commission recently approved a new rule that allows us to send a single copy of our annual reports, proxy statements, prospectuses and certain other disclosure documents to any household at which two or more of our stockholders reside, if we believe the stockholders are members of the same family. We will, however, continue to mail one proxy card for each registered stockholder. This program is referred to as "householding."

    You do not need to do anything in order to participate in our householding program. If we do not hear from you on or before June 4, 2002 (the date our householding program will become effective), you will be deemed to have consented to the receipt of only one set of our stockholder mailings by your household. Your consent will be perpetual unless you initially object or revoke it according to the following instructions:

    - If you initially choose not to participate in our householding program, you may "opt-out" by marking the designated box on the enclosed proxy card.

    - If your Mack-Cali Realty Corporation shares are registered in your own name, please write to our Investor Relations Department c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016, or call our Investor Relations Department at (908) 272-8000, with your revocation request.

    - If a broker or other nominee holds your Mack-Cali Realty Corporation shares, please write to our Investor Relations Department c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016, or call our Investor Relations Department at (908) 272-8000, with your revocation request. Be sure to include your name, the name of your brokerage firm and your account number.

    We will begin sending you a separate copy of our shareholder mailings within 30 days after receipt of your revocation notice.

    Our new householding program benefits both you and us. It not only reduces the volume of duplicate information received at your household, but also helps reduce our expenses. We encourage you to participate in this program.

                                        Thank you very much.

                                        MACK-CALI REALTY CORPORATION

                          MACK-CALI REALTY CORPORATION
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Mitchell E. Hersh, Timothy M. Jones, Roger W. Thomas, Barry Lefkowitz and Michael A. Grossman, or any of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Mack-Cali Realty Corporation to be held at the Marriott at Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666, on Tuesday, May 14, 2002, at 2:00 p.m., local time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AND AGAINST PROPOSAL 5. IF ANY OTHER MATTERS SHOULD PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS. ANY PRIOR PROXY IS HEREBY REVOKED.

(change of address/comments)

-----------------------------

-----------------------------

-----------------------------                                   (to be signed on the other side)
                                                                        SEE REVERSE SIDE

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                          MACK-CALI REALTY CORPORATION

                      2002 ANNUAL MEETING OF STOCKHOLDERS

                          DATE:   MAY 14, 2002
                          TIME:   2:00 P.M.
                          PLACE:  MARRIOTT AT GLENPOINTE
                                  100 FRANK W. BURR BOULEVARD
                                  TEANECK, NEW JERSEY 07666

/X/      PLEASE MARK YOUR VOTES AS
         INDICATED IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NUMBER 1, 2, 3 AND 4 AND "AGAINST" PROPOSAL NUMBER 5.

1.    The Election of Directors:                            FOR                      WITHHELD
For, except vote withheld from the following                / /                        / /
nominee(s):

------------------------------------------------

NOMINEES FOR DIRECTOR:
01. Nathan Gantcher
02. Earle I. Mack
03. William L. Mack
04. Alan G. Philibosian

2.    Ratification of the appointment of                    FOR             AGAINST           ABSTAIN
      PricewaterhouseCoopers LLP as the independent         / /               / /               / /
      accountants of Mack-Cali Realty Corporation

3.    Approval and adoption of an amendment to the          FOR             AGAINST           ABSTAIN
      2000 Employee Stock Option Plan to increase           / /               / /               / /
      the number of shares authorized thereunder by
      1,500,000 from 2,500,000 to 4,000,000.

4.    Approval and adoption of an amendment to the          FOR             AGAINST           ABSTAIN
      2000 Director Stock Option Plan to increase           / /               / /               / /
      the number of shares authorized thereunder by
      150,000 from 200,000 to 350,000.

5.    Approval and adoption of a stockholder                FOR             AGAINST           ABSTAIN
      proposal, if presented to the Annual Meeting,         / /               / /               / /
      requesting that Mack-Cali Realty Corporation
      seek advance stockholder approval for future
      executive officer severance arrangements.

      I do not consent to have Mack-Cali Realty             / /
      Corporation household future annual reports,
      proxy statements, prospectuses and certain
      other disclosure documents as set forth in the
      Important Notice Regarding Delivery of
      Security Holder Documents included with the
      Notice of Annual Meeting and the related Proxy
      Statement dated April 5, 2002.

    In accordance with their discretion, said Attorneys and Proxies are authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting. Any prior proxy authorized by the undersigned is hereby revoked. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the related Proxy Statement dated April 5, 2002.

SIGNATURE(S)                                                                DATE
              ------------------------------------------------------------         ----------

NOTE: Please sign exactly as your name or names appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title.
--------------------------------------------------------------------------------

        FOLD AND DETACH PROXY CARD HERE AND RETURN IN ENCLOSED ENVELOPE

                             [GRAPHIC APPEARS HERE]
                          MACK-CALI REALTY CORPORATION

                           PROXY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT. CASTING YOUR VOTE IN ONE OF THE THREE WAYS DESCRIBED ON THIS INSTRUCTION CARD, EACH OF WHICH IS PERMITTED BY THE MARYLAND GENERAL CORPORATION LAW, VOTES ALL COMMON SHARES OF MACK-CALI REALTY CORPORATION THAT YOU ARE ENTITLED TO VOTE. WE URGE YOU TO PROMPTLY CAST YOUR VOTE BY:

[GRAPHIC OMITTED]                -     Accessing the World Wide Web site http:
                                       //www.eproxyvote.com/cli to vote via the Internet.

[GRAPHIC OMITTED]                -     Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow
                                       the instructions. When you are finished voting, your vote
                                       will be confirmed and the call will end.

[GRAPHIC OMITTED]                -     Completing, dating, signing and mailing the proxy card in
                                       the postage-paid envelope included with the proxy statement or sending it to Mack-Cali Realty Corporation, c/o First
                                       Chicago Trust Company of New York, P.O. Box 8595, Edison,
                                       New Jersey 08818-9460.